Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

INFORMATIVE RESEARCH,

THE SHAREHOLDERS OF
INFORMATIVE RESEARCH,

SEAN BUCKNER, SOLELY IN THE CAPACITY OF THE SHAREHOLDER
REPRESENTATIVE HEREUNDER

and

Stewart Information Services Corporation

August 23, 2021

TABLE OF CONTENTS

Page

ARTICLE 1 - DEFINITIONS; INTERPRETATION	1

1.1	Definitions	1
1.2	Interpretation; Drafting	2

ARTICLE 2 – PURCHASE AND SALE; CLOSING	2

2.1	Purchase and Sale	2
2.2	Purchase Price	2
2.3	Payments at Closing	2
2.4	Closing	3
2.5	Closing Deliveries	3
2.6	Estimated Company Statement	5
2.7	Escrow	5
2.8	Withholding	6
2.9	Payment Allocations	6

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANY	7

3.1	Organization; Subsidiaries	8
3.2	Authorization; Enforceability	8
3.3	Capitalization	9
3.4	No Conflicts; Consents and Approvals	9
3.5	Financial Statements	10
3.6	No Undisclosed Liabilities	11
3.7	Absence of Changes	11
3.8	Real Property; Personal Property	13
3.9	Intellectual Property; IT Systems	14
3.10	Tax Matters	17
3.11	Litigation	20
3.12	Employee Benefits Matters	20
3.13	Material Contracts	22
3.14	Insurance	24
3.15	Employees	24
3.16	Environmental Matters	25
3.17	Compliance with Laws; Permits	25
3.18	Privacy and Data Security Matters	26
3.19	Affiliate Transactions	27
3.20	Brokers and Finders	27
3.21	Customers; Vendors	28
3.22	Work-In-Process	28
3.23	Orders Restricting Business Activities	28
3.24	Foreign Corrupt Practices Act; Improper Payments	29
3.25	Financial Accounts	29
3.26	No Claims	29
3.27	COVID-19 Matters	29
3.28	PPP Loan	30
3.29	No Other Representations or Warranties	30

i

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS	31

4.1	Authority of Such Shareholder	31
4.2	No Conflicts	31
4.3	Title to Shares	31
4.4	Litigation	31
4.5	No Claims	31
4.6	Brokers and Finders	32

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE BUYER	32

5.1	Organization of the Buyer	32
5.2	Authorization; Enforceability	32
5.3	No Conflicts; Consents and Approvals	32
5.4	Litigation	32
5.5	Brokers and Finders	32
5.6	Financial Ability	33
5.7	Investment Intent	33
5.8	Other Transactions	33
5.9	Independent Investigation; Disclaimer of Other Representations	33

ARTICLE 6 - COVENANTS	34

6.1	Cooperation; Efforts	34
6.2	Notices and Consents	34
6.3	Access	34
6.4	Operation of Business Prior to Closing	35
6.5	Directors’ and Officers’ Indemnification	36
6.6	Employee Matters	36
6.7	Notice of Certain Events	37
6.8	R&W Policy	38
6.9	Regulatory Matters	38
6.10	No Solicitation of Transactions	40
6.11	Confidentiality	40
6.12	Releases and Waivers	41
6.13	Non-Competition; Non-Solicitation	41
6.14	Dissolution of Subsidiaries	43
6.15	Key Contracts	43
6.16	E&O and Cyber Policies and Tail Coverage	43
6.17	Owned Real Property – Surveys, Inspections and Reports	44
6.18	Section 280G	44

ARTICLE 7 - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER	45

7.1	Accuracy of Representations and Warranties	45
7.2	Compliance with Agreement and Covenants	45
7.3	Injunctions	45
7.4	Governmental Consents	46
7.5	Deliveries by the Company	46
7.6	No Material Adverse Effect	46

ii

ARTICLE 8 - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS	46

8.1	Accuracy of Representations and Warranties	46
8.2	Compliance with Agreement and Covenants	46
8.3	Injunctions	46
8.4	Governmental Consents	47
8.5	Deliveries by the Buyer	47

ARTICLE 9 - TERMINATION	47

9.1	Termination	47
9.2	Effect of Termination	48

ARTICLE 10 - INDEMNIFICATION	48

10.1	Survival	48
10.2	Indemnification by the Shareholders	49
10.3	Indemnification by the Buyer	50
10.4	Limitations on Liability of the Shareholders	50
10.5	Net Losses; Mitigation	51
10.6	Claims	51
10.7	Third-Party Claims	51
10.8	Settlement or Compromise	52
10.9	Purchase Price Adjustments	52
10.10	R&W Policy; Escrow	52
10.11	Materiality	53

ARTICLE 11 - TAX MATTERS	54

11.1	Filing of Tax Returns; Payment of Taxes	54
11.2	Proration of Taxes	56
11.3	Cooperation on Tax Matters	56
11.4	Refunds	57
11.5	Audits and Contests with Respect to Taxes	57
11.6	Transaction Tax Benefits	58
11.7	Transfer Taxes	59
11.8	Tax Allocation Agreements	59

ARTICLE 12 - MISCELLANEOUS	59

12.1	Expenses	59
12.2	Amendment	59
12.3	Notices	60
12.4	Waivers	61
12.5	Counterparts; Execution	61
12.6	Assignment	61
12.7	No Third Party Beneficiaries	62
12.8	Governing Law	62
12.9	Consent to Jurisdiction	62
12.10	Exhibit A	62
12.11	Complete Agreement	63
12.12	Public Announcements	63
12.13	Waiver of Jury Trial	63
12.14	Specific Performance	63
12.15	Shareholder Representative	64
12.16	Provision Respecting Legal Representation	65

Exhibits

Exhibit A	Schedule of Shareholders

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 23rd day of August 2021 (the “Agreement Date”), by, between and among Informative Research, a California corporation (the “Company”), the shareholders of the Company listed on Exhibit A hereto (each, a “Shareholder” and collectively, the “Shareholders”), Sean Buckner, solely in the capacity of the Shareholder Representative hereunder, and Stewart Information Services Corporation, a Delaware corporation (the “Buyer”).

RECITALS

A.            The Shareholders own all of the issued and outstanding shares of common stock of the Company (collectively, the “Shares”), which constitute all of the issued and outstanding capital stock of the Company.

B.            The Company is engaged in the business of developing, aggregating, verifying, merging, and reselling consumer and credit data and targeted analytics tools and information to mortgage lenders, banks, personal lending firms and loan servicers (the “Business”).

C.            The Shareholders wish to sell to the Buyer, and the Buyer wishes to purchase from the Shareholders, all of the Shares, subject to the terms and conditions set forth in this Agreement and the other Transaction Documents.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS; INTERPRETATION

1.1            Definitions. Unless the context otherwise requires, terms with initial capitalized letters used in this Agreement will have the meanings ascribed to such terms in Annex A attached hereto, which is incorporated herein and made a part hereof.

1.2            Interpretation; Drafting. All Schedules, Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules, Annexes and Exhibits attached to this Agreement are for convenience only and will not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein will not limit any provision of this Agreement. The use of the terms “including” or “include” will in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of this Agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to specific statutory or regulatory provisions or to any specific Governmental Authority means and includes any successor statute or regulation, or successor Governmental Authority, as the case may be. References to the “U.S.” or “United States” mean and refer to the United States of America. References in Article 3 to documents, information or other materials “provided” or “made available” to the Buyer or similar phrases mean that such documents, information or other materials were made available by the Company or its representatives via the posting of such items or information to the online data room hosted by americas.datasite.com maintained by the Company for purposes of the transactions contemplated by this Agreement. Underscored references to Articles, Sections, paragraphs, clauses, Schedules, Annexes or Exhibits will refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import will refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Schedule, Annex or Exhibit to, this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2.
PURCHASE AND SALE; CLOSING

2.1            Purchase and Sale. Upon all of the terms and subject to all of the conditions of this Agreement, at the Closing, as more particularly set forth below, the Shareholders will sell and transfer to the Buyer the Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws and Liens imposed by the Buyer), and the Buyer will purchase and acquire from the Shareholders, all of the Shareholders’ right, title and interest in and to the Shares.

2.2            Purchase Price. At the Closing, the aggregate consideration to be paid by the Buyer for the Shares will be an amount in cash equal to (a) $192,000,000, less (b) the amount of Company Indebtedness, less (c) the amount of Company Transaction Expenses (such result, the “Purchase Price”).

2.3            Payments at Closing. Subject to the terms and conditions set forth herein, at the Closing:

(a)            The Buyer will pay in full in cash, on behalf of the Company, all of the Company Indebtedness listed on Schedule 2.3(a) (the “Paid Indebtedness”) to the holders of such Company Indebtedness listed on such Schedule by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to the Buyer prior to the Closing Date pursuant to Section 2.5(a)(x).

(b)           The Buyer will pay, on behalf of the Company, all of the Company Transaction Expenses to the applicable service providers by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to the Buyer prior to the Closing Date.

(c)            The Buyer will pay the Indemnity Escrow Amount to the Escrow Agent, by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to the Buyer prior to the Closing Date, to be held in escrow by the Escrow Agent in a designated account (the “Indemnity Escrow Account”) as security for the Shareholders’ indemnification obligations under Article 10, in accordance with the terms of an escrow agreement, in an agreed form to be entered into by the Buyer, the Shareholder Representative and the Escrow Agent as of the Closing Date (the “Escrow Agreement”).

(d)            The Buyer will pay to the Shareholder Representative the Shareholder Representative Fund Amount, in accordance with Section 12.15(c).

(e)            The Buyer will pay to the Shareholders, by wire transfer of immediately available funds to the accounts and in the amounts designated for each Shareholder on Exhibit A, which sets forth the number of Shares owned by each Shareholder and each Shareholder’s Pro Rata Share, an amount in cash equal to each Shareholder’s Pro Rata Share of the sum of (i) with respect to Sean Buckner and Randy Buckner the Purchase Price less those amounts paid pursuant to subsections (c) and (d) above and less $1,400,000 (ii) with respect to all other Shareholders, the Purchase Price less those amounts paid pursuant to subsections (c) and (d) above and plus $1,400,000 (the sum of the net amounts in (i) and (ii), the “Closing Consideration”). For the avoidance of doubt, each Shareholder will be entitled to receive at the Closing an amount equal to the product of (A) the Per Share Amount multiplied by (B) the number of Shares owned by such Shareholder at the Closing.

2.4           Closing. The consummation of the transactions contemplated by this Agreement will occur at a closing (the “Closing”) to be held via the electronic transmittal of executed documents on the date three (3) Business Days following the date on which all of the conditions set forth in Article 7 and Article 8 have been satisfied or waived by the parties (other than those that by their terms cannot be satisfied until the time of the Closing but subject to satisfaction of such conditions at the Closing), provided, however, that such Closing Date (as defined below) shall occur on the earlier date to occur of the first (1st) day of the month or the fifteenth (15th) day of the month (provided that such date is a Business Day, and if it is not, the next Business Day), or such other date as is mutually agreed in writing by the Company, the Shareholder Representative and the Buyer (the date the Closing actually takes place, the “Closing Date”). The parties agree that the Closing will be effective and deemed to have occurred (a) as of 11:59 p.m., Central time, on the Closing Date for purposes of allocating expenses, revenues and Taxes arising in connection with the transactions contemplated by this Agreement, and (b) as of 12:01 a.m., Central time, on the Closing Date for all other purposes, including the passage of title and risk of loss.

2.5            Closing Deliveries.

(a)            At the Closing, the Company will deliver, or cause to be delivered, to the Buyer, the following:

(i)             original stock certificates evidencing the Shares, duly endorsed in blank or accompanied by duly executed stock powers in blank, or duly executed affidavits of lost certificate evidencing the Shares, together with any other documents or instruments necessary or appropriate to vest in the Buyer good and valid right, title and interest in and to all of the Shares, free and clear of any and all Liens;

(ii)            certificates of good standing for the Company and each Subsidiary from the Secretary of State of the State of such entity’s incorporation, dated within ten (10) Business Days prior to the Closing Date;

(iii)           a certificate, in form and substance reasonably acceptable to the Buyer, dated as of the Closing Date, duly executed by an authorized officer the Company, certifying that the conditions to the Closing set forth in Section 7.1 and Section 7.2 have been satisfied and attaching thereto (and certifying as to) (A) the Charter Documents of the Company and its Subsidiaries, and (B) the resolutions duly adopted by the board of directors of the Company in respect of this Agreement and the transactions contemplated hereby;

(iv)          the third-party consents listed on Schedule 2.5(a)(iv);

(v)           duly executed resignation letters, effective at and subject to the Closing, of such officers and directors of the Company and its Subsidiaries set forth on Schedule 2.5(a)(v);

(vi)          a signature page to the Escrow Agreement, duly executed by the Shareholder Representative;

(vii)         an executed IRS Form W-9 or W-8, as applicable, from each Shareholder;

(viii)        with respect to the Paid Indebtedness, payoff letters, each in form and substance reasonably acceptable to the Buyer, reflecting all amounts required to be paid under or with respect to any subject Company Indebtedness to discharge such Company Indebtedness at Closing;

(ix)          other than with respect to the Paid Indebtedness, releases, termination statements and/or satisfaction statements for all recorded Liens encumbering the assets of the Company arising from Company Indebtedness, each in form and substance reasonably acceptable to the Buyer evidencing the payment in full of all such Company Indebtedness at or prior to the Closing;

(x)           employment agreements evidencing the continuing employment of the individuals listed on Schedule 2.5(a)(x), each in form and substance reasonably satisfactory to the Buyer, duly executed by such individuals and the Company;

(xi)           upon the Buyer’s reasonable determination not to acquire the Owned Real Property based on the results of its Testing Rights in accordance with Section 6.17 hereof, a deed of sale transferring such Owned Real Property out of the Company and to the Shareholders or an affiliate thereof;

(xii)          all Parachute Payment Waivers;

(xiii)        evidence, in the form and substance reasonably satisfactory to Buyer, that Scott Horn has assigned or transferred his rights in and to all domain names currently in his name that are or were used or owned by the Company or its Subsidiaries in the Business; and

(xiv)         any other items required to be delivered by the Company on or prior to the Closing under the terms and provisions of this Agreement.

(b)            At the Closing, the Buyer will deliver, or cause to be delivered, to the Shareholders, the following:

(i)             confirmations of the wire transfers required by Section 2.3;

(ii)           a certificate, in form and substance reasonably acceptable to the Shareholder Representative, dated as of the Closing Date, duly executed by an authorized officer the Buyer, certifying that the conditions to the Closing set forth in Section 8.1 and Section 8.2 have been satisfied;

(iii)           a signature page to the Escrow Agreement, duly executed by the Buyer;

(iv)          evidence of binding of the R&W Policy; and

(v)           any other items required to be delivered by the Buyer on or prior to the Closing under the terms and provisions of this Agreement.

2.6           Estimated Closing Statement. Prior to the Closing Date, the Company will deliver to the Buyer an unaudited statement (the “Estimated Closing Statement”) presenting the Company’s good-faith estimate of (a) the calculation of the Company Indebtedness (the “Estimated Company Indebtedness”), and (b) a schedule of the Company Transaction Expenses that will not have been paid prior to the Closing, in each case, calculated in accordance with the Accounting Principles. The Buyer shall have the right to review the Estimated Closing Statement and such supporting documentation or data as the Buyer may reasonably request and to discuss the Estimated Closing Statement with the Company; provided that the failure to include in the Estimated Closing Statement any changes proposed by the Buyer, or the acceptance by the Buyer of the Estimated Closing Statement, or the consummation of the Closing, shall not constitute a waiver or limit or otherwise affect the Buyer’s rights under this Agreement, including rights to pursue a claim for indemnification in respect of Company Indebtedness or Company Transaction Expenses following the Closing (in accordance with this Agreement), or constitute an acknowledgment by the Buyer of the accuracy of the Estimated Closing Statement.

2.7           Escrow. The interest, earnings and income that accrue upon the Indemnity Escrow Amount, if any, during the period of time during which they are held in the Indemnity Escrow Account shall be deemed to become part of the Indemnity Escrow Amount, respectively. The release of funds from the Indemnity Escrow Account shall be governed by the Escrow Agreement and the terms of this Agreement (which, for clarity, will control over the Escrow Agreement).

2.8           Withholding. Any of the Buyer or its Affiliates, or agents thereof, shall be entitled to deduct and withhold from the Purchase Price or any other amount payable pursuant to this Agreement such amount as the Buyer or its Affiliates, or agents thereof, is required to deduct and withhold with respect to any such payments under the Code or any provision of state, local or foreign Tax Law. If the Buyer reasonably determines that an amount is required to be deducted or withheld (other than with respect to compensatory payments), the Buyer or its Affiliates or agents thereof, as applicable, will (a) provide reasonable (and no less than two (2) Business Days’) advance notice of any anticipated deduction or withholding to the Person with respect to which the withholding is to be made, (b) to the extent reasonably possible, provide such Person with sufficient opportunity to provide any forms or other documentation or take such other steps in order to avoid such deduction or withholding, and (c) cooperate with such Person to reduce or eliminate any such deduction or withholding. To the extent that any amounts are withheld by the Buyer or its Affiliates, or agents thereof (as applicable), and timely delivered to the applicable Tax agency or authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and the Buyer or its Affiliates, or agents thereof (as applicable) shall disburse such withheld amounts to the applicable Governmental Authority.

2.9           Payment Allocations. Each Shareholder acknowledges and agrees that the Buyer shall have no liability with respect to the actual allocation among the Shareholders of the Closing Consideration or any other amount due to any Shareholder hereunder provided that any such amount is paid in accordance with this Agreement.

2.10          Company Cash.

(a)           Immediately prior to the Closing, the Company shall have distributed to the Shareholders all of the Company’s Cash other than $3,500,000 of Cash, which shall be retained in the Company accounts (the “Required Cash Balance”). Thereafter, upon the completion of each full calendar month of the Company’s operations following the Closing, the Buyer shall determine in good faith the Company Cash Flow (as defined below) for such one-month period (exclusive of the Required Cash Balance amount) and provide the Shareholder Representative with a statement (the “Cash Statement”) of such Company Cash Flow for such one-month period. Upon written request by the Shareholder Representative, the Buyer will make available to the Shareholder Representative reasonably requested financial information relevant to the Buyer’s preparation of the Cash Statement and the calculation of Company Cash Flow. For purposes hereof, “Company Cash Flow” means net Cash and shall be determined in accordance with GAAP and the accounting principles and methodologies used in the Financial Statements.

(b)           At any time that a Cash Statement (as finally resolved pursuant to clauses (c) through (e) below) reflects Company Cash Flow that is positive for the applicable one-month period, the Buyer shall, within ten (10) Business Days thereof, pay to the Shareholder Representative for distribution to the Shareholders the full amount of the Required Cash Balance.

(c)           Within thirty (30) days following the Buyer’s delivery of a Cash Statement and the receipt of any requested supporting documentation in accordance with Section 2.10(a) , the Shareholder Representative will complete his examination thereof and will deliver to the Buyer either (i) a written acknowledgement accepting the calculation of the Company Cash Flow or (ii) a written notice of disagreement setting forth in reasonable detail those items or amounts set forth in the Cash Statement as to which the Shareholder Representative disagrees and the basis for such disagreement (a “Cash Notice of Disagreement”). For greater certainty, the only valid basis for a Cash Notice of Disagreement shall be one or more of the following: (A) an amount set forth in the Cash Statement is alleged to have not been properly calculated in accordance with the definition in clause (a) above; (B) there is alleged to be a mathematical or computational error in the recording of any amount included in the Cash Statement; or (C) an amount properly belonging to Cash is alleged to have been omitted from the Cash Statement. The Shareholder Representative shall be deemed to have agreed with and not objected to all other items and amounts set forth in the Cash Statement other than those specified in any Cash Notice of Disagreement. If the Shareholder Representative fails to deliver a Cash Notice of Disagreement to the Buyer within such thirty (30) day period, the Buyer’s calculation of Company Cash Flow on the applicable Cash Statement shall be deemed to have been accepted by the Shareholder Representative and shall be final, binding and conclusive on the Parties.

(d)            During a period of thirty (30) days following the receipt by the Buyer of a Cash Notice of Disagreement, the Buyer and the Shareholder Representative shall negotiate in good faith and use commercially reasonable efforts to resolve promptly all of the disputed items specified in such Cash Notice of Disagreement and to revise the calculation of the Company Cash Flow accordingly. Any such disputed items that are resolved by a written agreement between the Buyer and the Shareholder Representative shall be final, binding and conclusive on the parties.

(e)            If the Buyer and the Shareholder Representative are unable to resolve all of the disputed items specified in a Cash Notice of Disagreement during such thirty (30)-day period, either the Buyer or the Shareholder Representative may submit the unresolved disputed items to the Accountant to make the final determination with respect to the correctness of the proposed adjustments in the Cash Notice of Disagreement, but only with respect to those items in the Cash Notice of Disagreement that are still in dispute between the Buyer and the Shareholder Representative. To that end, the Buyer and the Shareholder Representative shall jointly instruct the Accountant that: (i) the Accountant shall act as an expert in accounting and not as an arbitrator to resolve the unresolved disputed items specified in a Cash Notice of Disagreement in accordance with the terms and definitions of this Agreement, and (ii) the Accountant may not determine an amount of a disputed item greater than the greatest value claimed for such item by either party or less than the smallest value claimed for such item by either party. Subject to the guidelines and limitations in the immediately preceding sentence, the Accountant shall deliver to the Buyer and the Shareholder Representative, as promptly as practicable and in any event within thirty (30) days following the submission of the unresolved disputed items to the Accountant, a written report setting out its calculation of Company Cash Flow, which report shall be final, binding and conclusive on the parties hereto. The Buyer and the Shareholder Representative will use commercially reasonable efforts to aid the Accountant in rendering its decision, including by promptly complying with all reasonable requests by the Accountant for information, books, records and similar items. The costs and expenses of the Accountant pursuant to this Section 2.10(e) will be paid by the Shareholder Representative (on behalf of the Shareholders), on the one hand, and the Buyer, on the other hand, in proportion to the dollar value of the item(s) subject to the dispute determined in favor of the other party.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE COMPANY

In order to induce the Buyer to enter into this Agreement, the Company represents and warrants to the Buyer that the statements contained in this Article 3 are true and correct as of the Agreement Date and as of the Closing Date, except as set forth on the disclosure schedules delivered to the Buyer in connection herewith and which are attached hereto (the “Disclosure Schedules”). The sections of the Disclosure Schedules are numbered and captioned to correspond to the Sections of this Agreement, and each disclosure in the Disclosure Schedules will qualify the representations and warranties in the corresponding Section of this Agreement and in any other Section of this Agreement to which such disclosure is cross-referenced or to which the relevance of such disclosure is reasonably apparent on the face of such disclosure.

3.1            Organization; Subsidiaries.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California and has all requisite corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business or ownership of its properties requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. A list of all such jurisdictions in which the Company is qualified or licensed to do business is set forth on Section 3.1(a) of the Disclosure Schedules. True and complete copies of the Charter Documents of the Company have been made available to the Buyer.

(b)           Section 3.1(b) of the Disclosure Schedules sets forth: (i) the name of each Subsidiary, each of which is wholly owned by the Company (free and clear of all Liens for each such Subsidiary), except for Mind Capital LLC, a Delaware limited liability company that is jointly owned on a sixty percent (60%) / forty percent (40%) basis by each of Informative Research Data Solutions LLC and Ascension Data & Analytics, LLC (free and clear of all Liens for Mind Capital, LLC), respectively; (ii) the jurisdiction of organization of each such Subsidiary; and (iii) the name of each officer and director (or similar position) of each such Subsidiary. Other than the Subsidiaries listed on Section 3.1(b) of the Disclosure Schedules, the Company does not have any other Subsidiaries or any other controlling interest in any Person. Each Subsidiary is an entity validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite entity power and authority to own, lease, and operate its properties and carry on its business as now being conducted. Each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business or ownership of its properties requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. A list of all such jurisdictions in which any Subsidiary is qualified or licensed to do business is set forth on Section 3.1(b) of the Disclosure Schedules. True and complete copies of the Charter Documents of each Subsidiary have been made available to the Buyer. Each Subsidiary other than Informative Research Data Solutions LLC has not had any assets or operations since formation or incorporation.

3.2           Authorization; Enforceability. The Company has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been, and the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

3.3            Capitalization.

(a)            The Shares constitute all of the outstanding equity interests of the Company. Each of the Shares is duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with all applicable Laws and have not been issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive rights or other similar right. The Shareholders are the sole record owners of, and have good and valid title to, all of the Shares, as set forth on Exhibit A, free and clear of all Liens. There are no outstanding or authorized (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, or other Contracts or commitments that require the Company to issue, sell, or otherwise cause to become outstanding any of its equity interests, or (ii) stock appreciation, phantom stock, profit participation or similar equity participation rights with respect to the Company, and there is no agreement or arrangement not yet fully performed that would result in the creation of any of the foregoing.

(b)           The outstanding equity interests of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with all applicable Laws and have not been issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive rights or other similar right. All such equity interests in the Subsidiaries are owned by the Company free and clear of any Liens. There are no outstanding or authorized (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, rights of first refusal, preemptive rights, or other Contracts or commitments that require any Subsidiary or the Company to issue, sell, or otherwise cause to become outstanding any of the equity interests of such Subsidiaries, or (ii) stock appreciation, phantom stock, profit participation or similar equity participation rights with respect to any Subsidiary, and there is no agreement or arrangement not yet fully performed that would result in the creation of any of the foregoing.

3.4           No Conflicts; Consents and Approvals. Assuming the receipt of the consents, approvals and waivers listed in Section 3.4 of the Disclosure Schedules, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party does not, and the consummation of the transactions contemplated hereby and thereby will not: (a) violate, conflict with or result in a default under (or an event which, with notice or lapse of time or both, would constitute a default), or require any consent, approval or waiver under, any term, condition or provision of (i) any Charter Documents of the Company or its Subsidiaries, (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound or (iii) any Order or Law applicable to the Company or its Subsidiaries, except in the case of each of clause (ii) and (iii) as would not be material and adverse to the Company or its Subsidiaries or the Business; or (b) give rise to a right of termination or cancellation, or modification or acceleration in any material respects of any obligation, or loss of any material rights under, or result in the imposition or creation of any material Lien upon, the Shares, the Company or its Subsidiaries, the Business or any of the Company’s or its Subsidiaries’ material properties or assets (tangible or intangible). Except for the consents, authorizations and approvals set forth in Section 3.4 of the Disclosure Schedules, no authorization, consent, or approval of, or filing with, any Governmental Authority or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of, or performance of its obligations under, this Agreement, except pursuant to the Hart-Scott-Rodino Act or as required pursuant to applicable federal or state securities Laws.

3.5            Financial Statements.

(a)            The Company has made available to the Buyer copies of (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2018, and the related audited consolidated statements of income, cash flows and Shareholder equity for the twelve (12)-month periods then ended (the “Audited Financial Statements”) and (b) (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2020, and the related consolidated unaudited statements of income, cash flows and Shareholder equity for the twelve (12)-month period then ended (the “2020 Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2021 (the “Latest Balance Sheet”), and the related consolidated unaudited statements of income, cash flows and Shareholder equity for the six (6)-month period then ended (together with the 2020 Financial Statements, the “Unaudited Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). Except as set forth in the notes thereto or as set forth in Section 3.5(a) of the Disclosure Schedules, the Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, (B) have been prepared from the books and records of the Company and its Subsidiaries and (C) present fairly in all material respects the Company’s and its Subsidiaries’ financial condition and results of operations as of the dates and for the periods indicated therein, subject, in the case of the Unaudited Financial Statements, to normal and customary audit adjustments, the lack of footnotes and other presentation items (if any).

(b)           Except as set forth on Section 3.5(b) of the Disclosure Schedules, the Company and its Subsidiaries have no Indebtedness.

(c)          The Company has maintained commercially reasonable systems of internal accounting controls designed, consistent with current industry standards in which the Company operates, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements and implemented commercially reasonable disclosure controls and procedures designed, consistent with current industry standards in which the Company operates, to reduce the risk that material information is not made known to the management of the Company by other employees within the Company.

(d)            The Company has no off-balance sheet arrangements with any Person.

(e)            Except as set forth on Section 3.5(e) of the Disclosure Schedules, all accounts receivable on the Latest Balance Sheet and the accounts receivable arising after the date thereof through the Closing Date: (i) are valid and, to the Company’s Knowledge, collectible obligations (net of the recorded amounts for the allowances for bad debts and sales returns and allowances and any reserve for collectability with respect thereto reflected on the Latest Balance Sheet); (ii) to the Company’s Knowledge, are not subject to any offset or counterclaim; and (iii) have arisen from bona fide transactions by the Company in the Ordinary Course of Business. To the Company’s Knowledge, the reserves for collectability set forth on the Latest Balance Sheet are reasonable. Since the date of the Latest Balance Sheet, there have been no write-offs as uncollectible of any accounts receivable of the Company in amounts in excess of $50,000 as to any individual accounts receivable item or $250,000 in the aggregate.

(f)            All accounts payable on the Latest Balance Sheet and the accounts payable arising after the date thereof through the Closing Date have arisen from bona fide transactions by the Company in the Ordinary Course of Business. Since the date of the Latest Balance Sheet, the Company has operated in the Ordinary Course of Business with respect to the timing of payment of accounts payable.

3.6            No Undisclosed Liabilities. Except as set forth in Section 3.6 of the Disclosure Schedules, the Company and the Subsidiaries do not have any liability of the type required to be reflected on a balance sheet prepared in accordance with GAAP except for liabilities (i) reflected or reserved against on the liabilities side of the Latest Balance Sheet (rather than any notes thereto), (ii) incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet or that are executory obligations arising under Contracts entered into in the Ordinary Course of Business (none of which is a liability resulting from breach of Contract, breach of warranty, tort, infringement, claim, violation of applicable Law or environmental liability or clean-up obligation), (iii) that are incurred pursuant to the negotiation, execution, delivery or performance of this Agreement, or (iv) that are liabilities for Company Transaction Expenses.

3.7            Absence of Changes. Except as set forth in Section 3.7 of the Disclosure Schedules, since the date of the Latest Balance Sheet, neither the Company nor any Subsidiary has:

(a)            experienced any damage, destruction or loss involving at least $100,000 per occurrence (whether or not covered by insurance) to any of its assets or property;

(b)            (i) made any declaration or payment of, or set aside funds for, any distribution with respect to any of its equity interests; or (ii) repurchased, redeemed, or otherwise acquired or cancelled any of its equity interests;

(c)           (i) increased any benefits under any Benefit Plan or increased the compensation payable or paid, whether conditionally or otherwise, to any Person (other than (x) any base salary increase adopted in the Ordinary Course of Business in respect of any such Person whose annual base salary does not exceed $200,000 after giving effect to such increase or (y) any increase in benefits or other compensation required by applicable Law or pursuant to the terms of an existing Benefit Plan disclosed hereunder), (ii) granted any entitlement to severance, retention, change-in-control, or termination pay or benefits to any Person, (iii) established, adopted, or otherwise entered into any employment, independent contractor, deferred compensation, severance, retirement, retention, change-in-control, bonus, profit-sharing, retirement, compensation, equity compensation, or other similar agreement or arrangement (or amended or terminated any such existing agreement or arrangement) with any or covering any Person or any Benefit Plan, in each case, except as required by applicable Law, or (iv) hired or engaged, or terminated the employment or engagement of, any Person who earns or earned annual base compensation or annual aggregate fees in excess of $250,000;

(d)            (i) incurred, assumed, or otherwise became liable in respect of any Indebtedness in excess of $200,000 (except for borrowings in the Ordinary Course of Business under existing credit facilities), (ii) permitted any of its material assets to become subject to a Lien (other than a Permitted Lien) or (iii) provided for any increase in the amount payable by the Company or any Subsidiary under any credit or loan agreement to which the Company or any Subsidiary is a party;

(e)            sold, leased, licensed, transferred, or assigned any of its assets or any interest or right thereon, whether tangible or intangible, other than in the Ordinary Course of Business;

(f)             made any capital investment in, or any acquisition of the securities or assets of, any other Person;

(g)            made any capital expenditure outside of the Ordinary Course of Business;

(h)            (i) amended its Charter Documents, (ii) effected any split, combination, reclassification, or similar action with respect to its equity interests, or (iii) adopted or carried out any plan of complete or partial liquidation or dissolution;

(i)             issued, sold, granted, or otherwise disposed of any of its equity interests or other securities, or amended any term of any of its outstanding equity interests or other securities;

(j)             repaid, prepaid, or otherwise discharged or satisfied any Indebtedness in excess of $100,000 or other material liabilities, other than in the Ordinary Course of Business, or waived, cancelled, or assigned any claims or rights of material value;

(k)            (i) merged or consolidated with any Person; (ii) acquired any material assets, except for acquisitions of inventory, equipment, and materials in the Ordinary Course of Business; or (iii) made any loan, advance, or capital contribution to, acquired any equity interests in, or otherwise made any investment in, any Person (other than loans and advances to employees in the Ordinary Course of Business and reflected on the Latest Balance Sheet);

(l)            entered into any Contract, become subject to any Order or Proceeding or become subject to any comparable obligation (i) restricting the solicitation, hiring, or engagement of any Person, or (ii) limiting the freedom of the Company or any of its Subsidiaries or any of their Affiliates to engage in any line of business or compete in any line of business, market or geographic area with any Person;

(m)           made any material change in its methods of accounting or accounting practices (including with respect to reserves);

(n)           settled, agreed to settle, waived, or otherwise compromised any pending or threatened Proceeding involving equitable or injunctive relief or the payment on behalf of any of the Company or its Subsidiaries in excess of $200,000;

(o)           opened any new bank or deposit accounts (or materially changed any existing arrangements with respect to any existing bank or deposit accounts) or granted any new powers of attorney;

(p)            terminated or failed to renew any Material Contract or any Contract that would be a Material Contract if entered into prior to the Closing Date;

(q)            made any Tax election, changed or revoked any Tax election or settled and/or compromised any Tax liability, claim, or assessment; prepared any Tax Returns in a manner that is inconsistent with the past practices of the Company and its Subsidiaries with respect to the treatment of items on such Tax Returns; surrendered any right to any refund, offset, or other reduction of Taxes; entered into any Tax sharing or similar agreement with respect to Taxes; adopted or changed any Tax accounting method or period; incurred any liability for Taxes other than in the Ordinary Course of Business; or filed an amended Tax Return or a claim for refund of Taxes; or

(r)             entered into a binding agreement to do any of the foregoing.

3.8            Real Property; Personal Property.

(a)            Except for the Owned Real Property, neither the Company nor any Subsidiary owns or has ever owned any real property. Section 3.8(a) of the Disclosure Schedules lists all of the real property owned by the Company or any Subsidiary (the “Owned Real Property”). The Company has good and marketable fee simple, title to the Owned Real Property. With respect to the Owned Real Property, the Company has delivered to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company or any Subsidiary acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys, each to the extent in the possession of the Company or any Subsidiary and relating to the Owned Real Property. To the Company’s Knowledge, the use and operation of the Owned Real Property in the conduct of the Company’s and the Subsidiaries’ Business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement in any material respect. To the Company’s Knowledge, no material improvements constituting a part of the Owned Real Property encroach on real property owned or leased by a Person other than the Company or a Subsidiary. To the Company’s Knowledge, (i) no condition with respect to the Owned Real Property exists requiring material repairs, alterations or corrections, and (ii) there is no condemnation proceeding or eminent domain proceeding of any kind pending or against the Owned Real Property. To the Company’s Knowledge, the Owned Real Property is supplied with utilities and other services (including gas, electricity, water, drainage, storm water management, sanitary sewer, storm sewer, fire protection, and telephone) necessary for the operation of the Owned Real Property in the Ordinary Course of Business.

(b)           Section 3.8(b) of the Disclosure Schedules sets forth the address of each parcel of real property for which the Company or any Subsidiary holds a leasehold or subleasehold interest (the “Leased Real Property”). The Company has made available to the Buyer copies of the leases and all amendments thereto for all the Leased Real Property (each, a “Lease”). Other than with respect to the Leased Real Property, neither the Company nor any Subsidiary is a party to any leases for real property.

(c)            Except as set forth in Section 3.8(c) of the Disclosure Schedules, with respect to each Lease: (i) such Lease constitutes a valid and binding obligation of the Company or a Subsidiary, as applicable, enforceable against such Person in accordance with its terms, except as may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (B) legal and equitable limitations on the availability of specific remedies; (ii) to the Company’s Knowledge, the Company’s or, as applicable, its Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease; (iii) neither the Company nor any Subsidiary that is a party to such Lease nor, to the Company’s Knowledge, any other party to such Lease is in breach or default under such Lease; (iv) neither the Company nor any Subsidiary has subleased, licensed or otherwise granted any person the right to use or occupy the Leased Real Property that is the subject of such Lease or collaterally assigned such Lease or any interest therein; (v) neither the Company nor any Subsidiary has received written notice that any security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) neither the Company nor any Subsidiary currently owes any brokerage commissions or finder’s fees with respect to such Lease or will owe following the Closing any such commissions of fees based upon circumstances or actions arising on or before the Closing; and (vii) there are no Liens (other than Permitted Liens) on the estate or interest created by such Lease. To the Company’s Knowledge, (i) no condition with respect to the Leased Real Property exists requiring material repairs, alterations or corrections, and (ii) there is no condemnation proceeding or eminent domain proceeding of any kind pending or against the Leased Real Property. To the Company’s Knowledge, the Leased Real Property is supplied with utilities and other services (including gas, electricity, water, drainage, storm water management, sanitary sewer, storm sewer, fire protection, and telephone) necessary for the operation of the facilities in the Ordinary Course of Business.

(d)            The Company and its Subsidiaries have good and valid title to all material items of tangible personal property owned by them and a valid and enforceable right to use all material tangible items of personal property leased by or licensed to them (collectively, the “Personal Property”), in each case, free and clear of all Liens (other than Permitted Liens).

(e)           All Personal Property used by the Company and its Subsidiaries in the Business are in adequate operating condition and repair, normal wear and tear excepted.

(f)            Section 3.8(f) of the Disclosure Schedules lists all of the Personal Property existing as of the Closing Date, with a gross book value (individually or as aggregated with like-kind items) in excess of $10,000.

3.9            Intellectual Property; IT Systems.

(a)            Registered Intellectual Property. Section 3.9(a) of the Disclosure Schedules contains a true and complete list of all Company Owned Intellectual Property that is Registered Intellectual Property along with all material nonregistered Marks and social media accounts. Except as set forth in Section 3.9(a) of the Disclosure Schedules, all necessary registration, maintenance and renewal fees currently due in connection with Registered Intellectual Property required to be identified on Section 3.9(a) of the Disclosure Schedules have been paid and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Authorities for the purposes of prosecuting, establishing ownership and maintaining such Registered Intellectual Property and no such payment or filing is in any grace, surcharge or extension of time period. There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to such Registered Intellectual Property. All Registered Intellectual Property is in good standing, enforceable and, to the Company’s Knowledge valid.

(b)           Licensed Software; Licensed Databases. Section 3.9(b) of the Disclosure Schedules contains a list of all Licensed Software, Licensed Databases and other Licensed Company Intellectual Property other than database and related applications available without charge via the Internet (e.g. Wikipedia, Facebook, LinkedIn etc.) and all Contracts relating thereto. Except as set forth on Section 3.9(b) of the Disclosure Schedules the Licensed Software and Licensed Databases do not constitute, and to the Company’s Knowledge, the Licensed Software and Licensed Databases do not include any, Open Source Software that requires, or could reasonably be expected to require, as a condition of how the Company currently uses or has used such Licensed Software and Licensed Databases that any Computer Software or Computer Databases or data incorporated into, derived from or distributed or used with such Licensed Software and Licensed Databases be (i) disclosed or, in the case of Computer Software, distributed in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be redistributable at no charge, or (iv) be subject to any other material limitation, restriction or condition on the right or ability of the Company to use or distribute the same. To the Company’s Knowledge, the Licensed Software and Licensed Databases do not contain any substantial or material programming errors, any security vulnerabilities, or any Harmful Code. Company and its Subsidiaries have applied all updates and patches made available by the owner of the Licensed Software and Licensed Databases and have commercially reasonable policies and procedures to ensure that all future updates and patches that are made available are timely applied. The Company and its Subsidiaries have adequate licenses for all Off-the-Shelf Software to cover all current uses and installations.

(c)            Proprietary Software; Proprietary Databases. Section 3.9(c) of the Disclosure Schedules contains a list of all Proprietary Software and Proprietary Databases and Open Source Software used therein. To the Company’s Knowledge, the Open Source Software used in the Proprietary Software and Proprietary Databases does not have license or other usage terms that require, or could reasonably be expected to require, as a condition of how the Company currently uses or has used the Proprietary Software and Proprietary Databases, that any Computer Software or Computer Databases or data incorporated into, derived from or distributed with the Proprietary Software and Proprietary Databases be (i) disclosed or, in the case of Computer Software, distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) redistributable at no charge, or (iv) subject to any other material limitation, restriction or condition on the right or ability of the Company to use or distribute the same. To the Company’s Knowledge, the Proprietary Software and Proprietary Databases perform in accordance with their specifications and documentation and do not contain, and the Company and its Subsidiaries have commercially reasonable policies and procedures to ensure they remain free from, any substantial or material programming errors, any security vulnerabilities, or any Harmful Code. Other than as set forth on Section 3.9(c) of the Disclosure Schedules, no source code for any Proprietary Software has been delivered, licensed or made available to any escrow agent or other Person and Company is not under any duty or obligation (whether present, contingent or otherwise) to do so in the future.

(d)           Ownership; Non-Infringement. Except as set forth in Section 3.9(d) of the Disclosure Schedules, the Company owns all right, title and interest in (and with respect to the Registered Intellectual Property is the record owner of) and has the right to use all Company Owned Intellectual Property, free and clear of all Liens (except Permitted Liens). All employees, consultants and contractors of the Company and its Subsidiaries who have solely or jointly, conceived, invented, developed or created any Intellectual Property in the course of providing services to the Company or its Subsidiaries have entered into a written Contract assigning all rights, title and interest in such Intellectual Property to the Company free and clear of all Liens. All Licensed Company Intellectual Property is licensed to the Company pursuant to (i) valid, written license agreements, (ii) Open Source Software licenses, or (iii) licenses for Off-the-Shelf Software. The Intellectual Property listed on Sections 3.9(a) through Section 3.9(c) of the Disclosure Schedules, along with all licenses to Off-the-Shelf Software, and the Intellectual Property Rights therein, comprise all of the Intellectual Property and Intellectual Property Rights used in or necessary to conduct the Business in the same manner as conducted by the Company immediately prior to the Closing. The consummation of the transactions contemplated pursuant to this Agreement will not result in the loss of or impairment of, or require payment of any additional amounts with respect to, any Business Intellectual Property or Company Owned Intellectual Property. The operation of the Business as currently conducted does not and no product or service marketed or sold by the Company or its Subsidiaries violates any Contract or, to the Company’s Knowledge, infringes, misappropriates or violates any Intellectual Property of any other Person or constitute unfair competition. The Company has not received any written (or to Company’s Knowledge oral) notice or claim from any Person alleging that the Company violates, infringes or misappropriates any Intellectual Property or Intellectual Property Rights of such Person, challenging the right of the Company to own, use, or enforce any of the Business Intellectual Property, or alleging the Company or its Subsidiaries has engaged in any unfair competition, and to the Company’s Knowledge there are no bona fide ground for any such claim. There are no current Proceedings or threats of Proceedings in which the Company has alleged the violation, misappropriation or infringement of any Business Intellectual Property by any Person, and, to the Company’s Knowledge, there has been no violation, infringement or misappropriation by any Person of the Company Owned Intellectual Property. The Company and its Subsidiaries are not subject to any Order that does or reasonably would be expected to restrict or impair the use of any of the Company Owned Intellectual Property.

(e)           Third Party Use. Except as set forth in Section 3.9(e) of the Disclosure Schedules or licensed to customers of the Company and its Subsidiaries in the Ordinary Course of Business, the Company has not granted any other Person a license or other right to use any Company Owned Intellectual Property or any Business Intellectual Property.

(f)             Maintenance. Except as set forth on Section 3.9(f) of the Disclosure Schedules, the Company has taken reasonable actions to maintain and protect all of the Company Owned Intellectual Property so as not to adversely affect the validity or enforceability thereof, including protecting the security and confidentiality of all Trade Secrets and confidential information contained within the Company Owned Intellectual Property.

(g)            Trade Secrets. Except as set forth on Section 3.9(g) of the Disclosure Schedules, since January 1, 2016, the Company has not received any written (or to Company’s Knowledge oral) notice asserting any claim with respect to, or challenging or questioning, the ownership, validity of, or right to use any Trade Secrets used in or necessary to the conduct of the Business. To the Company’s Knowledge, the Company and its Subsidiaries have not disclosed any Trade Secret or other confidential information to any employee, contractor, consultant or other Person other than pursuant to a written confidentiality Contract that requires the protection of the confidentiality of such Trade Secrets and other confidential information and, to the Company’s Knowledge, no such Person has breached or is currently in breach of any such Contract.

(h)           Sensitive Data. To the Company’s Knowledge, since January 1, 2016, there have not been any incidents of unauthorized access, security breaches, or material attempts thereof with respect to the Computer Software, Computer Databases, websites, systems, servers, network equipment and other information technology systems, (collectively “IT Systems”) in each case, to the extent owned or controlled by the Company or its Subsidiaries. Company and its Subsidiaries have taken commercially reasonable steps to ensure that all Trade Secrets, sensitive data and other confidential information are encrypted using commercially reasonable methods while in transit. The Company and its Subsidiaries have each taken commercially reasonable steps, including providing plans, procedures and facilities, compliance with such plans and procedures, and periodic testing of the adequacy of such plans, procedures and facilities to protect and provide, backup, security and disaster recovery for the IT Systems.

(i)             Right of Use. The Company has sufficient rights to use all IT Systems as used by the Company in the Business as of the Closing, all of which rights shall survive the consummation of the transactions contemplated by this Agreement unchanged.

(j)            IT Systems Function. The IT Systems operate and perform substantially in accordance with their documentation and functional specifications in connection with, and are sufficient for, the operation of the Business by the Company as currently conducted. To the Company’s Knowledge, the IT Systems do not contain, and the Company has employed commercially reasonable efforts to ensure they remain free of any virus, worm, bomb, malware, spyware, “Trojan Horse,” faults, backdoor, disabling device, material defect, undocumented bug, unauthorized code, corruption, or unpatched security vulnerability. The Company has implemented reasonable backup, security, software patch and update, and disaster recovery technology, plans and procedures. Except as set forth in Section 3.9(j) of the Disclosure Schedules, and as has been or would have been compliant with the Company’s and its Subsidiaries’ required service level compliance obligations to customers, the IT Systems have not malfunctioned or failed in any material respect in the two (2) years prior to the Closing Date.

3.10          Tax Matters. Except as set forth in Section 3.10 of the Disclosure Schedules:

(a)            the Company and the Subsidiaries have filed, or have had filed on their behalf, all income and other material Tax Returns, including, for the avoidance of doubt, any and all material sales and use Tax Returns and other transfer-related Tax Returns, required to have been filed and have paid all Taxes due and owing by the Company and the Subsidiaries (whether or not included on such Tax Returns); provided, however, that regardless of what may be reported on any such Tax Returns, the Company makes no representation regarding (i) any carryovers of net operating losses, unused capital losses, Tax credits, or charitable contribution or other Tax benefits items that are available to it or have been reported by the Company for any federal, state, or other Tax purposes, or (ii) any limitation on use of the Company’s net operating losses, Tax credits, or charitable contribution or other Tax benefit carryovers that might apply after the Closing Date under Code Sections 382 or 383 or any other applicable limitations under any Tax Laws.

(b)            there are no outstanding extensions of any statute of limitations filed with any Governmental Authority responsible for assessing or collecting Taxes in respect of any Tax Return of the Company or any Subsidiary;

(c)            neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Returns;

(d)            no written claim has ever been made to the Company or any of its Subsidiaries by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company and/or any of its Subsidiaries is or may be subject to Taxes by that jurisdiction that would be covered by or the subject of such Tax Return;

(e)            the unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Latest Balance Sheet , exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Financial Statements, and will not exceed that reserve as adjusted in the Ordinary Course of Business through the Closing Date in accordance with the past practices and customs of the Company and its Subsidiaries in filing Tax Returns;

(f)            there is no Proceeding, investigation, audit, or assessment pending or, to the Company’s Knowledge, threatened with respect to any liability for any Tax or with respect to any Tax Return of the Company or any Subsidiary;

(g)            neither the Company nor any of its Subsidiaries has received any Tax rulings, made any written requests for Tax rulings, or entered into any written closing agreements that could affect the liability for Taxes of the Company and/or its Subsidiaries for any period (or portion of a period) after the Closing Date;

(h)            there are no outstanding Tax deficiencies of any kind assessed against the Company or its Subsidiaries with respect to any Taxable Period ending on or before the Closing Date;

(i)              no Liens have been filed by any Governmental Authority with respect to any Taxes of the Company or any Subsidiary, except Permitted Liens;

(j)            the Company and its Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder of, or other third party with respect to, the Company or any Subsidiary;

(k)            neither the Company nor any Subsidiary (i) is, or has ever been, a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns other than a group of which only the Company and its Subsidiaries were members, (ii) has been a party to any Tax allocation or sharing agreement (other than any such agreement among the Company and its Subsidiaries) or (iii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or by contract, other than, in all such cases, commercial contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes;

(l)             neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, any taxable income for any Tax Period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for a Taxable Period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a Taxable Period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), or (vi) prepaid amount received on or prior to the Closing Date;

(m)           neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b);

(n)           none of the properties of the Company or any of its Subsidiaries is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;

(o)           at no time was the Company or any of its Subsidiaries a “distributing corporation” or “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in any distribution intended to qualify under Section 355 of the Code;

(p)           the Company has made available to the Buyer true, accurate and complete copies of all Tax Returns, audit reports, statements of deficiencies and examination reports of the Company and its Subsidiaries for Taxable Periods beginning after December 31, 2017, and neither the Company nor its Subsidiaries has received written notice that any Governmental Authority intends to assess any additional Taxes for any period for which Tax Returns have been filed;

(q)            neither the Company nor any of its Subsidiaries has (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127 enacted in 2020) or Section 2301 of the CARES Act, or (iii) otherwise deferred any Taxes (including the employee portion of any payroll Taxes) or changed any material Tax practice or filed an amended Tax Return under, or in response to, any legislation or executive Order enacted or issued in response to COVID-19;

(r)            neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence;

(s)            neither the Company nor any of its Subsidiaries is, nor has it ever been at any time during the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897 of the Code;

(t)            the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(u)            neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Governmental Authority with respect to Taxes that requires the Company or any Subsidiary to take any action or to refrain from taking any action, and neither the Company nor any of its Subsidiaries is a party to any agreement with any Governmental Authority with respect to Taxes that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement;

(v)           each of the Company and its Subsidiaries has collected all material sales and use Taxes and other transfer-related Taxes required to be collected, and has remitted such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has retained all such records and supporting documents in substantial compliance with applicable sales and use Tax Laws and other transfer-related Tax Laws; and

(w)           each of the Company and its Subsidiaries (other than Informative Research Data Solutions LLC) is, and has been at all times since April 16, 1974, properly classified as a “C corporation” (as defined in Code Section 1361(a)(2)) for U.S. federal and applicable state income Tax purposes. Information Research Data Solutions LLC is, and has been at all times since its formation, classified as an entity disregarded from its owner for U.S. federal and applicable state income Tax purposes.

3.11          Litigation. Except as set forth in Section 3.11 of the Disclosure Schedules, there is not and, within the three (3) years prior to the Closing Date, there has not been, any Proceeding instituted, pending or, to the Company’s Knowledge, threatened against the Company or the Subsidiaries, any officer, manager or director arising out of their relationship with the Company or any Subsidiary, or relating to the assets, business or properties of the Company or any Subsidiary. Except as set forth in Section 3.11 of the Disclosure Schedules, there are no (a) Orders (in each case whether court, administrative or consent) outstanding against the Company or any Subsidiary or (b) Proceedings by the Company or any Subsidiary pending or which the Company or any Subsidiary, as applicable, intends to initiate, nor to the Company’s Knowledge have there been any occurrences that would reasonably be expected to give rise to any material Proceeding, including, without limitation, Proceedings involving the prior employment of any of the Company’s (or Subsidiary’s) employees or consultants, their services provided in connection with the Business, or any information or techniques allegedly proprietary to any of their former employers or consultants, or their obligations under any agreements with prior employers or consulting clients. There is no Proceeding pending or, to the Company’s Knowledge, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or that presents a claim to restrain, enjoin, prevent, hinder, delay, condition or prohibit the consummation of the transactions contemplated by this Agreement.

3.12          Employee Benefits Matters.

(a)           Section 3.12(a) of the Disclosure Schedules sets forth a list of all Benefit Plans that are sponsored, maintained, contributed to or participated in by the Company or its Subsidiaries or to which the Company or any Subsidiary is a party or has any direct or indirect liability. Except as set forth in Section 3.12(a) of the Disclosure Schedules, neither the Company nor its Subsidiaries has any express or implied commitment to create, incur liability with respect to or cause to exist any Benefit Plan or to modify any Benefit Plan in a manner that would result in a material increase in expense or funding obligations, other than as required by Law.

(b)            The Company has made available to the Buyer the following documents with respect to each Benefit Plan, as applicable: (i) the a complete and accurate copy of the governing plan documents for each written Benefit Plan, or if unwritten, a summary of each such Benefit Plan; (ii) the most recent IRS favorable determination or opinion letter; (iii) the most recent annual report (Series 5500 and all schedules thereto) required under ERISA or the Code for the past three (3) plan years; (iv) the most recent summary plan description together with any summaries of material modifications thereto; and (v) all discrimination and qualification tests for the most the three (3) most recent plan years.

(c)            All of the Benefit Plans listed in Section 3.12(a) of the Disclosure Schedules (i) comply in form and operation in all material respects with all applicable requirements of Law and (ii) have, for the past six (6) years, been administered in compliance in all material respects with their terms and in all material respects with all applicable requirements of Law, and the Company and its Subsidiaries have materially satisfied all of their statutory, regulatory and contractual obligations with respect to each such Benefit Plan. All material reports required to be filed with any Governmental Authority in connection with such Benefit Plans have been filed in accordance with all material requirements of Law.

(d)            All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, and that are intended to comply with Section 401(a) of the Code are the subject of a favorable determination letter from the IRS (or can rely on an opinion or advisory letter obtained by a prototype or volume submitter plan sponsor), and, to the Company’s Knowledge, no event has occurred since the date of the last such determination letter or pre-approval letter that would reasonably be expected to adversely affect the qualification of any such Benefit Plan under Section 401(a) of the Code.

(e)           To the Company’s Knowledge, there have not been any non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any of the Benefit Plans. Neither the Company nor any Subsidiary has incurred any material liability for any excise tax arising under the Code with respect to any Benefit Plan.

(f)             To the Company’s Knowledge, there are no actions, suits or claims pending involving any Benefit Plans (other than routine claims for benefits in the ordinary course) and qualified domestic relations, medical or child support orders thereunder, and no Benefit Plan has, within the three (3) years prior to the Closing Date, been subject to a formal audit by a Governmental Authority.

(g)           Except as set forth in Section 3.12(g) of the Disclosure Schedules, none of the Benefit Plans is a multiemployer plan (as defined in Section 3(37) of ERISA) or a defined benefit plan (as defined in Section 3(35) of ERISA).

(h)           Except as set forth in Section 3.12(h) of the Disclosure Schedules, no Benefit Plan that is an employee welfare benefit plan promises or provides benefits to any former employee of the Company or any Subsidiary except as required by Section 4980B of the Code or comparable state Law.

(i)             Except to the extent set forth in Section 3.12(i) of the Disclosure Schedules, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee, consultant, officer, director, manager, trustee or independent contractor of the Company or its Subsidiaries, or entitle any of the forgoing Persons to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of payments or compensation due any such Person, (iii) increase any benefits otherwise payable under any Benefit Plan, (iv) result in the acceleration of payment or vesting of any such benefits under such Benefit Plan, (v) result in any “excess parachute payment” as defined in Section 280G(b)(1) of the Code (an “Excess Parachute Payment”), or (vi) limit the right of the Company to merge, amend, or terminate any Benefit Plan.

(j)            Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Benefit Plan is, or to the Company’s Knowledge, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(k)            The Company has complied in all material respects with the applicable requirements of the Affordable Care Act and any federal regulations issued thereunder, including (i) the preparation and timely annual distribution of a Summary of Benefits and Coverage document (and any required amendments thereto); (ii) proper classification of all workers who are common law employees within the meaning of the Affordable Care Act and Section 4980H of the Code; (iii) timely and accurate filing of IRS Forms 1094-C and 1095-C, as required by Section 6065 of the Code; and (iv) timely and accurate filing of IRS Form 720 to report and pay the trust fund tax imposed under Section 4376 of the Code.

3.13          Material Contracts.

(a)            Section 3.13(a) of the Disclosure Schedules sets forth a list of all of the Contracts of the Company and its Subsidiaries that:

(i)             involve individual or aggregate payments to or by the Company or any Subsidiary (A) in excess of $250,000 in either of the past two (2) full fiscal years or (B) projected aggregate consideration in excess of $250,000 for the current fiscal year based on annualized year-to-date consideration;

(ii)            involve aggregate payments to or by the Company or any Subsidiary in excess of $200,000 and have a remaining term of more than one (1) year from the date hereof (and cannot be terminated by the Company or any Subsidiary without material penalty);

(iii)           concern the operation or establishment of a partnership, joint venture or similar arrangement;

(iv)          create or guarantee any Indebtedness in excess of $250,000 or impose a Lien (other than a Permitted Lien) on any assets of the Company or any Subsidiary;

(v)           provide for the disposition of any material assets or properties of the Company or any Subsidiary (other than sales of inventory in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other person (other than purchases of inventory in the Ordinary Course of Business);

(vi)         include any covenant binding on the Company or any Subsidiary in the nature of a non-competition or exclusivity agreement or that otherwise limits or restricts the Company or any Subsidiary from competing or otherwise conducting the Business in any manner or place;

(vii)         grant any Person a power of attorney;

(viii)         involve the ownership, license, right to use, or restriction regarding the use of any Intellectual Property or Intellectual Property Right other than those solely for Open Source Software and Off-the-Shelf Software;

(ix)          are employment or other compensatory Contracts providing for (A) annual base compensation in excess of $200,000 and (B) either severance provisions or a bonus formula that is not consistent with the Ordinary Course of Business, in each case, with or in respect of any employee, officer, director or individual independent contractor (or, to the extent that the Company has continuing obligations under any such Contract, any former employee, officer, director or individual independent contractor) of the Company;

(x)            include, relate to or involve (A) indemnification by the Company of any Person (other than standard course of indemnification given in the Ordinary Course of Business), (B) a restriction of the solicitation, hiring, or engagement of any Person or the solicitation of any customer of the Company or any Subsidiary, or (C) any Affiliate or any family member of any Shareholder;

(xi)           relate to the settlement of any action or threatened action involving the Company at any time in the three (3) years prior to the Closing Date in excess of $250,000;

(xii)          are with a Governmental Authority; or

(xiii)        were not entered into in the Ordinary Course of Business and which create an obligation of the Company or any Subsidiary in excess of $250,000, (collectively, the “Material Contracts”).

(b)            True and complete copies of each Material Contract and each Key Contract have been made available to the Buyer. Neither the Company nor any Subsidiary is in breach in any material respect, or is in receipt of any written claim of breach, of any Material Contract or any Key Contract, and, to the Company’s Knowledge, no other party to any Material Contract or any Key Contract is in material breach of such Material Contract or Key Contract. To the Company’s Knowledge, no event has occurred that constitutes, or with the lapse of time or the giving of notice or both would constitute, a material default by the Company or any Subsidiary under any Material Contract or any Key Contract. There are no material disputes pending or, to the Company’s Knowledge, threatened under any Material Contract or any Key Contract, and neither the Company nor any Subsidiary has received written (or to the Company’s Knowledge, oral) notice that any party to any Material Contract or any Key Contract intends to terminate, cancel or materially modify the terms of any such Material Contract or such Key Contract other than in the Ordinary Course of Business. Each of the Material Contracts and the Key Contracts is a valid and binding obligation of the Company or a Subsidiary, as applicable, is in full force and effect, and, to the Company’s Knowledge, is enforceable by the Company or a Subsidiary, as applicable, in accordance with its terms. Neither the Company nor any Subsidiary has assigned, delegated or otherwise transferred any interests in any Material Contract or any Key Contract. Neither the Company nor any Subsidiary is re-negotiating or currently requesting to re-negotiate, any Material Contract or any Key Contract, and, to the Company’s Knowledge, no counterparty to any Material Contract or any Key Contract is re-negotiating or requesting to re-negotiate any Material Contract, other than in the Ordinary Course of Business.

3.14          Insurance.

(a)           Section 3.14(a) of the Disclosure Schedules sets forth a list of each insurance policy currently maintained by the Company and its Subsidiaries. True and complete copies of all such insurance policies have been made available to the Buyer. Each such policy is in full force and effect, and the Company and its Subsidiaries are not in default, whether as to the payment of premium or otherwise, in any respect under the terms of any such policy. Neither the Company nor any Subsidiary has received any written notice from the insurer with respect to the cancellation of any such insurance policy or any anticipated increase in any premium related thereto. All premiums that are due and payable on such policies have been paid or accrued on the Financial Statements, and no insurer has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any such policy. At no time has any insurance policy of the Company or its Subsidiaries been cancelled, and, except as was replaced with a different insurance policy, no insurance provider has ever refused to renew an insurance policy of the Company or its Subsidiaries.

(b)            Except as set forth in Section 3.14(b) of the Disclosure Schedules, there are no claims pending under any of such insurance policies, and no such claim has been made under any of such insurance policies in the last three (3) years, including, but not limited to, all claims denied by any insurance carrier of the Company or its Subsidiaries or being covered under a reservation of rights letter.

3.15          Employees.

(a)            Except as set forth in Section 3.15(a) of the Disclosure Schedules, (i) neither the Company nor any Subsidiary is a party to a collective bargaining agreement having provisions covering its employees or is currently negotiating such an agreement and (ii) no material complaint against the Company or any Subsidiary is currently pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board.

(b)            The Company has made available to the Buyer true and correct copies of all material written personnel policies of the Company and its Subsidiaries. Section 3.15(b) of the Disclosure Schedules lists, as of the end of the month preceding the Agreement Date, (i) all employees of the Company and its Subsidiaries, including those employees on approved leave of absence or vacation (the “Employees”), and (ii) the position, annual base salary or rate of pay and employment commencement date of each such Employee. To the Company’s Knowledge, no Employee at the level of Vice President or higher within the Company has notified the Company or any Subsidiary that such Employee intends to resign or retire as a result of the transactions contemplated by this Agreement.

(c)            Except to the extent that such non-compliance would not reasonably be expected to have a Material Adverse Effect, (i) to the Company’s Knowledge, the Company is in material compliance with all applicable Laws pertaining to employment and employment practices with respect to each current Employee of the Company (including Laws regarding equal employment opportunity, nondiscrimination, immigration, layoffs, the payment of wages (including minimum wage and overtime compensation), meal and rest breaks, leaves of absence, benefits, and occupational safety and health) and (ii) the Company’s workforce is, and at all times since January 1, 2019, has been, appropriately and correctly classified in material compliance with all Laws governing the classification of employees, including the Fair Labor Standards Act, the Code and any other Law governing the payment of wages or the withholding and payment of Taxes withheld from wages as required by applicable Law.

3.16          Environmental Matters.

(a)            The Company has disclosed and made available to the Buyer (i) all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments and other similar documents, including all Phase I reports, if any, in the possession of any Shareholder, the Company or its Subsidiaries and (ii) all material records and correspondence in the possession of the Company or its Subsidiaries, in each case created in the past three (3) years and relating to any material Environmental Matters with respect to the Owned Real Property or Leased Real Property.

(b)           Except as set forth in Section 3.16(b) of the Disclosure Schedules, neither the Company nor any Subsidiary has received written notice within the last two (2) years alleging that the Company or any such Subsidiary might be potentially responsible for any material Environmental Release with respect to the Owned Real Property or Leased Real Property or the Business or for any material costs arising under Environmental Laws with respect thereto.

(c)            Except as set forth in Section 3.16(c) of the Disclosure Schedules, there is no material non-compliance by the Company or any Subsidiary with Environmental Laws or Environmental Permits that would reasonably be expected to result in any material costs under, or material violation of, Environmental Laws.

(d)          Neither the Company nor any Subsidiary has released Hazardous Substances into the soil or groundwater at, under or from the Owned Real Property or Leased Real Property, or any real property previously operated or leased by the Company or any Subsidiary, which requires investigation or remediation by the Company or any Subsidiary under applicable Environmental Laws.

(e)           Neither the Company nor any of the Acquired Companies has retained or assumed any Liabilities or obligations of third parties under Environmental Law.

3.17          Compliance with Laws; Permits. Except as set forth in Section 3.17 of the Disclosure Schedules, the Company and its Subsidiaries are currently, and have been for the past three (3) years, in compliance in all material respects with all Laws applicable to the Business, including, but not limited to, the Fair Credit Reporting Act (15 U.S.C. §1681) (“FCRA”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (15 U.S.C. §780). The Company and its Subsidiaries have not received, from any Person, Governmental Authority, or any regulatory or self-regulatory entity, any notice of any material claims of, or been charged with, the violation of any Laws applicable to the Business, including but not limited to the FCRA, any assertion of bias or discrimination based on protected classes as listed in the Fair Housing Act (42 U.S.C. §2604), or material assertion of an unfair, deceptive or misleading trade practice related to the collection, access, storage, transfer, processing use or disclosure of consumer credit information. The Company and its Subsidiaries are in possession of all material Permits necessary for the current operation of the Business and are in compliance in all material respects with the requirements and limitations included in such Permits. Section 3.17 of the Disclosure Schedules lists all such Permits, and each such Permit is in full force and effect, and no modification, termination, suspension or cancellation thereof is pending or threatened in writing. To the Company’s Knowledge, no such Permit will be revoked, terminated or not renewed as a result of the consummation of the transactions contemplated by this Agreement. There has been no material violation, cancellation, revocation or material default of any Permit. Neither the Company nor any Subsidiary has received any written notice of, and to the Company’s Knowledge, neither the Company nor any Subsidiary is under investigation with respect to, any purported material violation of, or any prospective obligation to take material remedial action under, any Permits.

3.18          Privacy and Data Security Matters.

(a)            The Company and the Subsidiaries have complied for the last three (3) years in all material respects with the Company’s publicly-available privacy policies and applicable Privacy Laws. The Company and its Subsidiaries have reasonable physical, technical, organizational and administrative security measures and policies, which are designed, consistent with current industry standards in which the Company operates, to comply with the requirements of the “Safeguards Rule” of the GLBA, including a publicly posted privacy policy and a written information security program (collectively “Data Policies”), in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, modification, use and/or disclosure that are designed, consistent with current industry standards in which the Company operates, to comply with Privacy Laws and applicable Contracts. The Data Policies include a requirement that all Personal Information be encrypted using commercially reasonable encryption methods both while in transit and at rest. The Company and its Subsidiaries have complied with its applicable Data Policies and applicable contractual obligations governing the privacy and security of Personal Information. The execution of the transactions contemplated in connection with this Agreement will not prevent the Company and its Subsidiaries’ from continuing to access, store, process, transfer and use after the Closing any and all Personal Information collected prior to the Closing in the manner that it was accessed, stored, processed, transferred, and used immediately prior to the Closing. The Company and its Subsidiaries do not, have not, and have not authorized any third party to transfer, store, transmit or process any Personal Information outside of the United States. For the last three (3) years, the Company’s and the Subsidiaries’ payment card processing has materially complied with, and has commercially reasonable policies to ensure continued compliance with, applicable requirements of the Payment Card Industry Data Security Standard.

(b)            The Company and its Subsidiaries have taken commercially reasonable steps designed, consistent with current industry standards in which the Company operates, to ensure that third party vendors of the Company or its Subsidiaries that collect, access, process, store, transfer or use Personal Information collected by or on behalf of the Company or the Subsidiaries have implemented and maintained, commercially-reasonable safeguards to protect Personal Information in its possession or control against loss and against unauthorized access, processing, use, modification, disclosure, or other misuse. To the extent a third party vendor accesses, stores, processes, transfers or collects Personal Information on behalf of the Company or its Subsidiaries, the Company and its Subsidiaries, as applicable, have entered into a Contract with such third party vendor requiring it to comply with Privacy Laws and the Company’s privacy policies governing the Personal Information accessed, stored, processed, transferred or collected on behalf of the Company or its Subsidiaries. To the Company’s Knowledge, no third party vendor is in material breach of any obligation arising out of such Contract to comply with Privacy Laws with respect to Personal Information governed by such Contract.

(c)            To the Company’s Knowledge, except as set forth in Section 3.18(c) of the Disclosure Schedules, within the last five (5) years, there have been no data security breaches or unauthorized access to, use of, or disclosure of Personal Information, including any that would require notification to a Person or Governmental Authority pursuant to applicable Laws. Except as set forth in Section 3.18(c) of the Disclosure Schedules, the Company and its Subsidiaries have not received, from any Person, Governmental Authority, or any regulatory or self-regulatory entity, any notice of any claims of, or been charged with, the violation of any Privacy Laws, or applicable provision of a Contract to which the Company or a Subsidiary is a party that governs the privacy or data security of Personal Information, or assertion of an unfair, misleading or deceptive trade practice regarding the collection, access, storage, transfer, processing, use or disclosure of Personal Information by Company, its Subsidiaries or any third party vendor acting on behalf of or under the authority of Company or its Subsidiaries.

3.19         Affiliate Transactions. Except as set forth in Section 3.19 of the Disclosure Schedules, no Affiliate of the Company or any Subsidiary (other than the Company or a Subsidiary), no Shareholder, and no Affiliate of a Shareholder: (a) owns any material property or right, tangible or intangible, which is used in the Business; (b) owes any money to, or is owed any money by, the Company or any Subsidiary (other than compensation and benefits owed by the Company or any Subsidiary to its respective employees in the Ordinary Course of Business); or (c) provides services to the Company or any Subsidiary or is provided services by the Company or any Subsidiary (other than services pursuant to employment by the Company or a Subsidiary). Except as set forth in Section 3.19 of the Disclosure Schedules, there are no Contracts between the Company and its Subsidiaries, on the one hand, and any Shareholder or any Affiliate of a Shareholder (other than the Company or its Subsidiaries), on the other hand, other than employment- and employee benefits-related Contracts.

3.20         Brokers and Finders. Except for Marlin & Associates Securities L.L.C. and as set forth in Section 3.20 of the Disclosure Schedules, the fees and expenses of which are included as a Company Transaction Expense, no broker or investment banker acting on behalf of the Company or any Subsidiary is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated hereby.

3.21          Customers; Vendors.

(a)            Section 3.21(a) of the Disclosure Schedules sets forth a complete and accurate list of the top twenty (20) customers of the Company and its Subsidiaries on a consolidated basis for the years ended December 31, 2019 and December 31, 2020 and for the interim period ending on June 30, 2021, including sales to such customers during each such period, as measured by the aggregate revenue received by Company (and its Subsidiaries) from such customers during such periods (the “Top Customers”). None of the Top Customers has cancelled, terminated or otherwise materially altered its relationship with the Company or its Subsidiaries, and none of the Top Customers has threatened in writing to, cancel, terminate or otherwise materially alter its relationship with the Company or its Subsidiaries. There is no material dispute between the Company (or its Subsidiaries, as applicable) and any Top Customer and, to the Company’s Knowledge, no Top Customer intends to terminate or materially limit or reduce its business relations with the Company (or its Subsidiaries) or otherwise materially change its business relationship with the Company (or its Subsidiaries).

(b)            Section 3.21(b) of the Disclosure Schedules sets forth a complete and accurate list of the top twenty (20) suppliers of materials, products or services of the Company and its Subsidiaries on a consolidated basis for the years ended December 31, 2019 and December 31, 2020 and for the interim period ending on June 30, 2021, including the Company’s (and its Subsidiaries’) aggregate purchases therefrom during each such period, as measured by the aggregate purchases made by the Company (and its Subsidiaries) from such vendors during such periods (the “Top Vendors”). None of the Top Vendors has cancelled, terminated or otherwise materially altered its relationship with the Company (or its Subsidiaries) and none of the Top Vendors has threatened in writing to, cancel, terminate or otherwise materially alter its relationship with the Company (or its Subsidiaries). There is no material dispute between the Company (or its Subsidiaries) and any Top Vendor and, to the Company’s Knowledge, no Top Vendor intends to terminate or materially limit or reduce its business relations with the Company (or its Subsidiaries) or otherwise materially change its business relationship with the Company (or its Subsidiaries).

3.22          Work-In-Process. All of the Work-In-Process consists of services rendered or being rendered and resultant work product saleable by the Company and its Subsidiaries, as applicable, in the Ordinary Course of Business. All Work-In-Process consists of services provided or work product delivered by the Company and its Subsidiaries in accordance with the applicable requirements under each respective Contract. Except as set forth on Section 3.22 of the Disclosure Schedules, no Work-In-Process is subject to any material write-down or write-off for which adequate reserves have not been included on the Unaudited Financial Statements.

3.23          Orders Restricting Business Activities.

(a)            Except as set forth on Section 3.23(a) of the Disclosure Schedules, there is no Order specifically imposed on the Company or its Subsidiaries that restricts, has or would reasonably be expected to have, whether before or after consummation of this Agreement, the effect of restricting, any business practice of the Company or its Subsidiaries, acquisition of property by the Company or its Subsidiaries or the operation of the Business by the Company or its Subsidiaries or limiting the freedom of the Company or its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area.

(b)            Except as set forth on Section 3.23(b) of the Disclosure Schedule, there are no Orders binding upon any Person that restricts the conduct or operation of such Person’s business in favor of the Company or its Subsidiaries.

3.24         Foreign Corrupt Practices Act; Improper Payments. None of the Company, its Subsidiaries, nor any of their directors, managers, officers, employees or, to the Company’s Knowledge, agents, have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) improperly influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company, any Subsidiary or any of their Affiliates in obtaining or retaining business for or with, or directing business to, any Person. None of the Company, its Subsidiaries, nor any of their directors, managers, officers, employees or, to the Company’s Knowledge, agents, have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company and the Subsidiaries have maintained systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law. No officers, managers, directors or employees of the Company or any Subsidiary are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption Law.

3.25          Financial Accounts. Section 3.25 of the Disclosure Schedules sets forth a true and complete list, as of the Closing Date, of (a) the names and locations of each bank, or similar financial institution, with which the Company and any Subsidiary has a bank, investment, securities or brokerage account or safe deposit box and the numbers of such accounts and safe deposit boxes maintained by the Company or any Subsidiary and (b) the names of all Persons authorized to draw on each account or to have access to each safe deposit box.

3.26          No Claims. Except as set forth on Section 3.26 of the Disclosure Schedules, to the Company’s Knowledge, no employee, manager, officer or director of the Company or any Subsidiary, or any Shareholder or any of their Affiliates has any material claim of any kind against the Company or any of its Subsidiaries, except in the case of any actual employee of the Company or any of its Subsidiaries for accrued compensation and reimbursement of expenses that were incurred in the Ordinary Course of Business.

3.27          COVID-19 Matters. Except as set forth in Section 3.27 of the Disclosure Schedules:

(a)           Neither the Company nor any Subsidiary has claimed any Tax credit or deferral pursuant to any COVID-19 Law, or taken any other action, that would, or would reasonably be expected to, impair the eligibility of Company, any Subsidiary or any of their Affiliates to claim any payroll Tax credit or deferral with respect to the Business that is permitted by any COVID-19 Law.

(b)           To the Company’s Knowledge, the Company and its Subsidiaries are in compliance in all material respects with any and all COVID-19 Measures applicable to any location in which the Company or a Subsidiary operates, and applicable COVID-19 employment leave Laws.

(c)           Neither the Company nor any Subsidiary has implemented, or has plans to implement, any material reductions in hours, furloughs, or salary reductions in connection with COVID-19 that would (i) cause any employee currently classified as “exempt” under federal and state applicable Law to lose such “exempt” status, or (ii) cause any employee’s compensation to fall below the applicable federal, state, or local minimum wage.

3.28          PPP Loan.

(a)            The Company obtained a loan from PPP Lender in the initial principal amount of $1,454,677.00 under Section 36 of the SBA Act (as added to the SBA Act by Section 1102 of the CARES Act) pursuant to the PPP Loan Documents (the “PPP Loan”), and accurate and complete copies of which have been made available to the Buyer. The PPP Loan is the only loan, financing or grant provided to the Company or any of its Affiliates under the CARES Act. As of the Agreement Date, the outstanding principal amount of the PPP Loan is $0.00.

(b)            The Company satisfied all of the criteria for the PPP Loan set forth in the CARES Act, including, without limitation, that (i) the Company (if applicable, together with its affiliates as defined under the CARES Act) satisfied the size eligibility criteria for obtaining the PPP Loan, (ii) the proceeds of the PPP Loan were used solely for PPP Allowable Uses, (iii) the Company did not have an application pending for a loan under subsection 7(a) of the SBA Act or the CARES Act for the same purposes and duplicative of amounts applied for or received under the PPP Loan, (iv) the Company has not received amounts under subsection 7(a) of the SBA Act for the same purpose and duplicative of amounts applied for or received under the PPP Loan and (v) the PPP Loan constituted “covered loans” as such term is defined in Section 7(a)(36) of the SBA Act.

(c)            At least sixty percent (60%) of the PPP Loan was used to fund U.S. payroll of the Company.

3.29          No Other Representations or Warranties.

(a)            Except for the representations and warranties expressly set forth in this Article 3, the Company makes no representation or warranty of any kind whatsoever, express or implied, to the Buyer, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company or any Subsidiary, and notwithstanding the delivery or disclosures to Buyer, or any of their representatives or Affiliates of any documentation or other information by the Company or any of its representatives or Affiliates with respect to any one or more of the foregoing.

(b)            The Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any Subsidiary or the future business, operations or affairs of the Company or any Subsidiary heretofore or hereafter delivered to or made available to the Buyer or its representative or Affiliates.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

In order to induce Buyer to enter into this Agreement, each Shareholder, severally and not jointly, represents and warrants to the Buyer that the statements contained in this Article 4 are true and correct as of the Agreement Date and as of the Closing Date.

4.1            Authority of Such Shareholder. Such Shareholder has the capacity and all requisite legal power and authority to enter into this Agreement and to carry out the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

4.2           No Conflicts. The execution and delivery by such Shareholder of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby will not, violate, conflict with or result in a default under (or an event which, with notice or lapse of time or both, would constitute a default), or require any consent, approval or waiver under, any term, condition or provision of any Contract to which such Shareholder is a party or by which such Shareholder is bound, require the consent, authorization or approval of, or any filing with, any Governmental Authority or other Person or result in any violation of any Law applicable to such Shareholders or its properties or assets.

4.3            Title to Shares. Except as set forth in Section 4.3 of the Disclosure Schedules, such Shareholder is the sole record and beneficial owner of the Shares set forth next to such Shareholder’s name on Exhibit A, which constitute all of the equity interests of the Company held by such Shareholder. Such Shareholder has good and valid title to such Shares, free and clear of all Liens, claims, demands and restrictions on transfer, and has full power, right and authority to transfer such Shares hereunder. The equity interests reflected on Exhibit A represent such Shareholder’s entire ownership interest in the Company. Such Shareholder has the full right, power and authority to transfer, convey and sell to the Buyer the Shares owned of record by such Shareholder, and upon execution and delivery of the stock powers contemplated hereby, such Shareholder will transfer to the Buyer good and valid title to the Shares, free and clear of all Liens.

4.4           Litigation. There are no Proceedings pending against such Shareholder, at Law or in equity, by or before any Governmental Authority, or by or on behalf of any third party with respect to execution of this Agreement or consummation by such Shareholder of the transactions contemplated hereby.

4.5           No Claims. Such Shareholder does not have a claim of any kind against the Company, except for accrued compensation and reimbursement of expenses that were incurred in the Ordinary Course of Business, substantially consistent with past practice and which are set forth with particularity as to such Shareholder in the Disclosure Schedules.

4.6          Brokers and Finders. Except for Marlin & Associates Securities L.L.C. and as set forth in Section 4.6 of the Disclosure Schedules, no broker or investment banker acting on behalf of such Shareholder is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Company and the Shareholders that the statements contained in this Article 5 are true and correct as of the Agreement Date and as of the Closing Date.

5.1           Organization of the Buyer. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. The Buyer has all requisite entity power and authority to own, lease and operate its properties and carry on its business as now being conducted.

5.2           Authorization; Enforceability. The Buyer has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance by the Buyer of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors’ rights generally, or (b) legal and equitable limitations on the availability of specific remedies.

5.3           No Conflicts; Consents and Approvals. The consummation of the transactions contemplated hereby and the performance by the Buyer of its obligations hereunder will not: (a) violate or conflict with any Charter Documents of the Buyer, (b) result in a material breach or constitute a material default under any material Contract to which the Buyer is a party or by which any of the Buyer’s assets are bound, (c) result in any material violation of any Law applicable to the Buyer or (d) require the consent, authorization or approval of, or require any notification to, any Person that is necessary for the consummation of the transactions contemplated hereby, except pursuant to the Hart-Scott-Rodino Act or as required pursuant to applicable federal or state securities Laws.

5.4            Litigation. There is no Proceeding pending, or to the knowledge of Buyer, threatened, that questions the legality or propriety of the transactions contemplated by this Agreement or that would reasonably be expected to restrain, enjoin, prevent, hinder, delay, condition or prohibit the consummation of the transactions contemplated hereby.

5.5           Brokers and Finders. No broker or investment banker acting on behalf of the Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated hereby.

5.6           Financial Ability. The Buyer acknowledges and agrees that its obligations under this Agreement are not subject to any condition regarding Buyer’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement or the satisfaction of the terms of any financing. The Buyer has available, and at the Closing will have available and be in a position to deliver, sufficient funds to pay in full the Purchase Price in cash as contemplated by, and on the terms and subject to the conditions set forth in, this Agreement, and will have sufficient cash to pay all other amounts required to be paid by the Buyer under this Agreement (whether payable on or after the Closing), and all related fees and expenses of the Buyer associated with the transactions contemplated by this Agreement.

5.7           Investment Intent. The Buyer is purchasing the Shares for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable Law. The Buyer acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

5.8           Other Transactions. To the Buyer’s Knowledge, the Buyer has not entered into any agreement for the acquisition, merger, consolidation or purchase of any other entity, or a substantial portion of the assets thereof, that (i) could reasonably be expected to materially increase the risk of any Governmental Authority prohibiting the consummation the transactions contemplated hereby or (ii) would require Buyer to obtain, prior to the Outside Date, clearance under the Hart-Scott-Rodino Act and under any other applicable Antitrust Law.

5.9            Independent Investigation; Disclaimer of Other Representations. The Buyer has conducted its own independent investigation, review and analysis of the Business, results of operations, condition (financial or otherwise) and assets of the Company and its Subsidiaries, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and the Subsidiaries for such purpose. The Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties set forth in Article 3 and Article 4 of this Agreement (including the related portions of the Disclosure Schedules), and (b) the representations and warranties made in Article 3 (and as a qualified by the Disclosure Schedules) are the exclusive representations and warranties made with respect to the Company, its Business, or its assets, and (c) none of the Shareholders, the Company or any other Person has made any representation or warranty as to the Company and its Subsidiaries or the Shareholders, except as expressly set forth in Article 3 and Article 4 of this Agreement (including the related portions of the Disclosure Schedules). The Buyer specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that the Company and the Shareholders and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any Person. The Company is not, directly or indirectly, and no other Person on behalf of the Company is, making, and the Buyer specifically disclaims that it is relying on, any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Company made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or their respective representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to the Buyer and its Affiliates and their respective representatives), and the Company disclaims any and all liability and responsibility for any such information and statements.

ARTICLE 6.

COVENANTS

6.1            Cooperation; Efforts. The Buyer and the Company agree to reasonably cooperate with each other in connection with any actions reasonably required to be taken as part of their respective obligations under this Agreement and, except as otherwise provided in this Agreement, use their commercially reasonable efforts to consummate the transactions contemplated by this Agreement as soon as practicable.

6.2            Notices and Consents. Each of the Buyer and the Company will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents and approvals of, any Governmental Authority or third party that are necessary in connection with the transactions contemplated hereby.

6.3           Access. The Company will, and the Company will cause the Subsidiaries to, afford to the Buyer and its representatives reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company’s and the Subsidiaries’ respective facilities, books, financial information (including working papers and data in the possession of the Company’s independent public accountants), Contracts and records of the Company and the Subsidiaries and, during such period, will furnish such information concerning the businesses, properties and personnel of the Company and the Subsidiaries as the Buyer may reasonably request; provided, however, that (i) such investigation will not unreasonably disrupt the Company’s and the Subsidiaries’ operations; (ii) the Company and its Subsidiaries will not be required to disclose any information that would jeopardize attorney-client privilege, contravene any applicable Law or violate any agreement binding on the Company or any Subsidiary as of the Agreement Date; and (iii) such access to the Company’s or any Subsidiary’s facilities shall not extend to the taking of samples of the building materials, groundwater, surface water, indoor or outdoor air, soil or soil vapor at the facilities without the Company’s prior written consent, except for sampling on the Owned Real Property as provided for by Section 6.17. All nonpublic information provided to, or obtained by, the Buyer in connection with the transactions contemplated hereby will be “Information” for purposes of the Confidentiality Agreement dated March 15, 2021, among the Buyer and the Company (the “Confidentiality Agreement”), the terms of which will continue in force until the Closing; provided, however, that the Buyer and the Company may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby.

6.4           Operation of Business Prior to Closing. Prior to the Closing Date, except as set forth in Section 6.4 of the Disclosure Schedules, the Company and its Subsidiaries will not take any action or enter into any transaction outside the Ordinary Course of Business, except (a) as otherwise contemplated, required or permitted by this Agreement and the Transaction Documents, (b) as required by applicable Law, (c) as required by a Governmental Authority of competent jurisdiction, or (d) to the extent the Buyer otherwise consents in writing (which consent will not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing or anything else in this Agreement to the contrary, any action taken or omitted to be taken by the Company that is necessary to comply with any applicable Laws or Orders enacted or issued in response to COVID-19 will be deemed, without further action and without consent of the Buyer, to comply with the Company’s covenants and agreements contained in this Agreement; provided, that, to the extent reasonably practicable, the Company shall give notice to the Buyer with respect to any such action. Without limiting the generality of the foregoing, except as (x) contemplated by or necessary to effectuate the transactions contemplated by this Agreement and the Transaction Documents, (y) required by applicable Law, or (z) set forth in Section 6.4 of the Disclosure Schedules, during the period from the Agreement Date to the Closing Date, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries will not (in each case, other than in the Ordinary Course of Business):

(a)            issue, sell, redeem or purchase any of the equity securities of the Company or any Subsidiary, or grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of the securities of the Company and its Subsidiaries, or amend any terms of any such equity securities or agreements;

(b)            effect any recapitalization, reorganization, stock split, stock combination, stock reclassification or any similar action or like change in the capitalization of Company, or redeem, repurchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity interests;

(c)            adjust, split, combine, subdivide or reclassify any shares of its capital stock or other equity interests, as the case may be, or any option, warrant, preemptive right, call, or right relating thereto;

(d)            (i) sell, lease, transfer or otherwise dispose of any of its material properties, assets or rights, other than (1) sales or licenses in the Ordinary Course of Business consistent with past practice, (2) dispositions of obsolete or unsalable inventory or equipment or (3) transfers of other material properties, assets or rights in an amount not to exceed $50,000 in value individually or $100,000 in the aggregate; (ii) permit, allow or suffer any of its material properties or assets to be subjected to any Lien other than Permitted Liens; (iii) acquire any properties, assets or rights in an amount in excess of $50,000 individually or $100,000 in the aggregate; or (iv) lease any properties with annual base rent in excess of $50,000, other than renewals of existing leases in the Ordinary Course of Business;

(e)            create, incur, assume or guarantee any Indebtedness in excess of $100,000;

(f)             change any of the material accounting, financial reporting or Tax principles, practices or methods used by Company, except as may be required in order to comply with changes in GAAP or applicable Law;

(g)            acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity securities of, or by any other manner, any corporation, partnership, joint venture or other entity;

(h)            make or authorize any capital expenditures or commitment for capital expenditures in excess of $100,000;

(i)             effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) of employees of the Company and its Subsidiaries;

(j)             amend any of the Charter Documents of the Company and its Subsidiaries;

(k)            permit the Company or any Subsidiary to dissolve, wind-up or liquidate;

(l)             fail to renew or permit to lapse any insurance policy that is in effect as of the date hereof;

(m)           apply for a loan or enter into any loan agreement, promissory note or similar arrangement under the PPP or other similar arrangement under any COVID-19 Law, or take any other action in respect of any of the foregoing;

(n)            make any Tax election inconsistent with prior practice (which “prior practice” involves the making of the same elections that were made on the Tax Returns in the most recent prior Tax periods), revoke or change any written Tax election, change any annual accounting period, make any change to its Tax accounting method, file any amendment of any Tax Return, enter into any closing agreement relating to Taxes, make any settlement of or compromise any Tax claim or assessment, surrender any right to claim a Tax refund or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or, except as required by applicable Tax Laws, file any Tax Return inconsistent with past practice or prior positions;

(o)           (i) hire or engage any Person who will earn annual base compensation or annual aggregate fees in excess of $200,000, (ii) terminate the employment of any executive or officer of the Company, (iii) pay, or become liable for, a bonus, severance or other benefit to any Person other than pursuant to the terms of an existing Benefit Plan disclosed hereunder or to the extent any such bonus will be included in Company Transaction Expenses, (iv) change any benefits under any Benefit Plan or increase the compensation payable, whether conditional or otherwise, to any Person (other than any increase in benefits or other compensation required by applicable Law or pursuant to the terms of an existing Benefit Plan disclosed hereunder); or

(p)            agree, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding anything contained in this Agreement to the contrary, (A) nothing contained herein shall give to the Buyer, directly or indirectly, the right to control or direct the Business of the Company and its Subsidiaries prior to the Closing, and (B) the Shareholders may cause the Company and its Subsidiaries, in each case, in its sole discretion to, and the Company and its Subsidiaries may, at any time or from time to time prior to the Closing use any cash on hand for any purpose (including making distributions or dividends to the Shareholders or any of its Affiliates, paying any Taxes (including estimated Taxes) or repaying any Indebtedness).

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6.5            Directors’ and Officers’ Indemnification. For a period of not less than six (6) years from the Closing Date, the Buyer will use its commercially reasonable efforts to cause the Company and each of the Subsidiaries to exculpate, indemnify, advance expenses to and hold harmless all of its past and present directors and officers for any acts or omissions occurring at or prior to the Closing, as provided in the Company’s Charter Documents, subject to the liabilities or obligations of the Shareholders pursuant to the terms of this Agreement. In the event that any claim for indemnification or advancement of expenses is asserted or made within such six (6) year period, all rights to indemnification and advancement of expenses will continue until such claim is disposed of or all Orders of any Governmental Authority in connection with such claim are fully satisfied. This Section 6.5 will survive the Closing, and is expressly intended to be for the benefit of, and enforceable by, each of the former or present directors and officers of the Company and its Subsidiaries and their respective heirs and legal representatives. In the event that the Company, any of its Subsidiaries or any of its their respective successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or a majority of its properties and assets to any Person, then, in each such case, proper provision will be made so that the successors and assigns of the Company or such Subsidiary will expressly assume and succeed to the obligations set forth in this Section 6.5.

6.6           Employee Matters.

(a)            Following the Closing, with the exception of the Company employees designated by the Buyer to be offered employment agreements upon mutually agreeable terms, the Buyer shall, or shall cause the Company to, provide those employees of Company as of immediately prior to the Agreement Date and as shall be further designated by the Buyer, in its sole discretion, to continue as employees of the Company following the Closing on an at-will basis (each, a “Continuing Employee”) with: (i) an initial compensation package substantially similar to that provided to each such Continuing Employee by the Company immediately prior to the Agreement Date to the extent the same is substantially equivalent to similarly situated employees of the Buyer; and (ii) upon the Buyer’s eventual integration of the Continuing Employees into the employee benefit arrangements maintained by the Buyer or its controlling Affiliate (each, a “Buyer Employee Benefit Arrangement”), eligibility to participate in such Buyer Employee Benefit Arrangements on substantially the same basis as similarly situated employees of the Buyer or its Affiliates. Following the Closing, the timing of the Buyer’s roll out of offered participation in the Buyer Employee Benefit Arrangements to the Continuing Employees, shall be determined in Buyer’s sole discretion.

(b)            As of and following the Closing Date and, to the extent allowed by applicable Law and the terms of the subject Buyer Employee Benefit Arrangement, each such Continuing Employee shall receive credit for all service for his or her period of service with the Company prior to the Closing Date under the Buyer Employee Benefit Arrangements, including eligibility to participate, vesting and benefit accrual where length of service is relevant; provided, however, (i) that such service need not be credited to the extent that (A) it would result in duplication of coverage or benefits, or (B) it was not recognized under the corresponding Benefit Plan, and (ii) the Buyer and its Affiliates shall not be required to recognize such service for benefit accrual purposes under any Buyer Employee Benefit Arrangement that is a defined benefit pension plan.

(c)            The Continuing Employees are not third-party beneficiaries of the provisions of this Section 6.6, and nothing herein expressed or implied will give or be construed to give any Continuing Employee or any other Person (other than the parties hereto) any legal or equitable rights hereunder. Subject to any written employment or other Contracts to the contrary, nothing contained in this Section 6.6, however, will prohibit the Company or the Buyer from terminating at will any such Continuing Employees for any reason or no reason following the Closing. Nothing in this Section 6.6 will be construed as an amendment to any Benefit Plan or Buyer Employer Benefit Arrangement or any other compensation or benefit plans maintained by the Buyer, the Company or its successor (or any of their Affiliates) prior to or following the Closing Date.

(d)           Prior to the Closing Date, the Company shall execute a corporate resolution terminating each of (i) the Informative Research Deferred Compensation Plan (the “Deferred Compensation Plan”), and (ii) the Informative Research 401(k) Plan (the “401(k) Plan”) effective one day prior to the Closing Date, and such termination shall be contingent upon the occurrence of the Closing. To the extent any participant’s account balance will not be distributed from the Deferred Compensation Plan in connection with the Closing, the corporate resolution described in the preceding sentence shall provide that such participant’s account balance shall be distributed within thirty (30) days after the Closing Date. Following the termination of the 401(k) Plan, the Company shall cease all further contributions to the 401(k) Plan for compensation earned on or after the Closing Date and, to the extent the 401(k) Plan provides for loans to participants, shall cease making any such additional loans to participants under the 401(k) Plan effective as of the 401(k) Plan termination date. Subject to and in accordance with the terms of the Buyer’s 401(k) plan, Buyer agrees to cause Buyer’s 401(k) plan to allow each Continuing Employee to make a “direct rollover” to Buyer’s 401(k) plan of the account balances of such Continuing Employee under the Company’s 401(k) Plan.

(e)            Effective from and after the Closing Date, the Buyer will be solely responsible for providing notice for any plant closing or mass layoff in accordance with the WARN Act.

6.7            Notice of Certain Events.

(a)            Prior to the Closing, the Company may elect at any time to notify the Buyer of any development causing a breach of or inaccuracy in any of its representations and warranties contained in Article 3. Unless the Buyer has the right to terminate this Agreement pursuant to Section 7.6 by reason of the development and exercises that right within ten (10) Business Days after receipt of a written notice of the Company delivered pursuant to this Section 6.7(a), such notice will be deemed to have amended the applicable Sections of the Disclosure Schedules, to have qualified the representations and warranties contained in Article 3, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

(b)           The Company and the Buyer will promptly notify the other in writing upon becoming aware of any Order or any complaint praying for an Order restraining, enjoining, preventing, prohibiting or challenging the consummation of the transactions contemplated by this Agreement or upon receiving any notice from any Governmental Authority of its intention to institute an investigation into, or institute a Proceeding to restrain, enjoin, prevent or prohibit the consummation of the transactions contemplated hereby.

6.8            R&W Policy. At Closing, the Buyer will obtain a R&W Policy with a coverage limit not to exceed $19,200,000 and that contains terms and conditions that are mutually acceptable to the Buyer and the Shareholder Representative, including (a) coverage of all representations and warranties contained in Article 3 and Article 4, in each case, subject to any exclusions and limitations contained therein, (b) a retention amount not to exceed One Million Nine Hundred Twenty Thousand Dollars ($1,920,000) and (c) terms to the effect that the R&W Insurer (i) waives, and agrees not to pursue, directly or indirectly, any subrogation rights against the Shareholders with respect to any claim made by any insured thereunder (other than in the case of Fraud) and (ii) agrees that the Buyer has no obligation to pursue any claim against the Shareholders or the Company in connection with any Loss, and the Buyer will ensure that such terms are held by the Buyer in trust for the Shareholders. From and after the Agreement Date, the Buyer will not, and will cause each of its Affiliates not to, amend, modify, terminate or otherwise waive any terms or conditions of the R&W Policy so as to expand or enlarge the subrogation or contribution rights of the R&W Policy carrier under the R&W Policy without the prior written consent of the Shareholder Representative. Notwithstanding that Buyer has obtained the R&W Policy and may have effected any related advancements in connection therewith, fifty percent (50%) of all fees, costs and premiums, including surplus lines taxes, that are required to be paid to the insurer under the R&W Policy for the full term of the R&W Policy and to the insurance brokerage for arranging, negotiating and placing the R&W Policy (collectively, the “R&W Premium”), shall be borne by the Shareholders, as a Company Transaction Expense and shall be paid at Closing.

6.9            Regulatory Matters.

(a)            Each of the Buyer and the Company shall, and shall cause their respective Affiliates to, (i) as promptly as practicable but in no event later than the third (3rd) Business Day following the date hereof, file or cause to be filed the filings required of it or any of its Affiliates with any applicable Governmental Authority or required under applicable Law in connection with this Agreement and the transactions contemplated hereby, which filings include, if available, a request for early termination of the applicable waiting period under the Hart-Scott-Rodino Act; (ii) use commercially reasonable efforts to obtain the required consents from Governmental Authorities, including antitrust clearance under the Hart-Scott-Rodino Act and under any other applicable Antitrust Law, as promptly as practicable, and in any event prior to the Outside Date; (iii) at the earliest practicable date substantially comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Governmental Authority; (iv) “withdraw and refile” the filings required under the Hart-Scott-Rodino Act at the suggestion or recommendation of the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission; and (v) consult in advance and cooperate with the other party in connection with, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party in connection with any inquiry, investigation or Proceeding under or relating to any applicable Laws. Each of the Buyer and the Company will (A) promptly inform the other party of the content and status of any oral communication with, and promptly provide the other party copies of any written communication made to or received by either the Buyer or the Company, as the case may be, from any Governmental Authority regarding any such filing or any of the transactions contemplated hereby, and, subject to applicable Law, permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any such Governmental Authority and incorporate the other parties’ reasonable comments; (B) not participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby, or enter into any agreement with any Governmental Authority, unless, to the extent permitted by applicable Law, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and/or participate; provided, however, that notwithstanding the foregoing, each party may have individual independent discussions with any Governmental Authority regarding (i) any request under the Hart-Scott-Rodino Act or other Antitrust Laws for additional information, documents or other materials received by it or any of its Affiliates from any Governmental Authority or (ii) any matter involving confidential, proprietary or competitively sensitive information; provided, further, however, that the Buyer may conduct such meetings or discussions if the Buyer determines in good faith, taking into account the relevant facts and circumstances at the time, that the taking of such action is reasonably likely to enhance the likelihood of obtaining any antitrust clearance under the Hart-Scott-Rodino Act or any other applicable Antitrust Law by the Outside Date; and (C) furnish the other party with copies of all correspondence, filings, written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything in this Section 6.9, materials may be redacted to (x) remove references to valuation, (y) as necessary to comply with contractual requirements and applicable Laws and (z) as necessary to address reasonable attorney-client work product or other confidentiality or privileged concerns.

(b)            Notwithstanding any advance of funds by Buyer related to the filing submission, the Buyer and the Company shall each be responsible for the payment of fifty percent (50%) of the filing fee under the Hart-Scott-Rodino Act. Each party shall be responsible for the payment of its and any of its respective Affiliates’ expenses, including reasonable legal fees and expenses, in complying with any request for additional information or documentary material from any Governmental Authority.

(c)            Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require the Buyer or any of its respective Affiliates, without the Buyer’s written consent, or the Company or any of its respective Affiliates, without both the Company’s and the Buyer’s written consent, to (i) sell, license, dispose of, hold separate or operate in any specified manner any of its respective assets, properties or businesses (or to agree or commit to any of the foregoing), (ii) enter into any consent decree, Order or Contract with any Governmental Authority or other Person that alters its business or commercial practices in any way or that in any way limits or could reasonably be expected to limit the right of the Buyer to own, operate or retain all or any portion of the Shares or all or any portion of the Buyer’s or the Company’s assets, properties or businesses or the Buyer’s freedom of action with respect thereto or to otherwise receive the full benefits of this Agreement, (iii) contest, resist or defend any investigation or Proceeding instituted (or threatened to be instituted) by any Governmental Authority or other Person challenging this Agreement or the transactions contemplated by this Agreement or (iv) have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) or any Law that is effect and that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement. Notwithstanding any provisions of this Agreement to the contrary, the obligations of each party under Sections 6.2 and 6.9 of this Agreement to use commercially reasonable efforts shall be limited to compliance with the reporting provisions of the Hart-Scott-Rodino Act and any other Antitrust Law and with its express obligations under this Section 6.9.

6.10          No Solicitation of Transactions. Except as otherwise contemplated in this Agreement, the Shareholders shall not and shall cause the Company and its Subsidiaries not to, directly or indirectly, take (and the Shareholders shall not authorize any of its or their respective directors, managers, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives or, to the extent within the Company’s control, other Affiliates to take) any action to (a) solicit, initiate or facilitate any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (c) participate in any way in negotiations with, or furnish any information to, any Person in connection with the making of any proposal that constitutes an Acquisition Proposal. Upon execution of this Agreement, the Shareholders shall, and shall cause the Company and its Subsidiaries to, cease immediately and cause to be terminated any and all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal other than in connection with the transactions contemplated hereby.

6.11          Confidentiality.

(a)            Each of the Shareholders shall keep confidential (i) all trade secrets of the Company for all time periods from and after the Closing Date for so long as such trade secrets remain trade secrets and (ii) at all times during the Restricted Period any and all other proprietary or confidential information that pertains to the Company (“Protected Information”), except (A) pursuant to any Order, as required in any Proceeding, or as otherwise required by applicable Law; provided, that such Shareholder shall notify the Buyer promptly of such requirement so that the Buyer may seek an appropriate protective order; provided, further, that if such disclosure is required, such Shareholder shall use reasonable best efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s sole expense, an Order or other assurance that confidential treatment shall be accorded to such portion of the Protected Information required to be disclosed as the Buyer shall designate, (B) for information that is or becomes generally available to the public other than as a result of a breach of this Section 6.11, (C) to the extent that such information is, following the Closing Date, acquired by such Shareholder or an Affiliate of such Shareholder on a non-confidential basis other than as a result of a breach of this Section 6.11 or (iv) information that is disclosed following receipt of the written consent of the Buyer to such disclosure being made. During the Restricted Period, each Shareholder shall refrain from using any of the Protected Information, and, for all time periods from and after the Closing Date for so long as the Company’s trade secrets remain trade secrets, each Shareholder and its Affiliates shall refrain from using any of such trade secrets, except in each case in connection with this Agreement or any related agreement or the transactions contemplated hereby or thereby or as otherwise required by applicable Law.

(b)           Notwithstanding anything contained in this Agreement to the contrary herein, the Shareholders and their respective Affiliates may disclose this Agreement and its terms on a confidential basis to its respective legal, financial and Tax advisors, provided, in each case, that such Persons have agreed or are under professional duties to keep confidential this Agreement and its terms.

6.12          Releases and Waivers Except for (a) any claims arising under this Agreement or any Transaction Documents, (b) accrued compensation and reimbursement of expenses that were incurred in the Ordinary Course of Business and claims for contingent indemnification obligations; and (c) rights to indemnification and advancement of expenses under the provisions of the Charter Documents of the Company in a Shareholder’s capacity as a manager, director, officer or employee (or similar capacity) or serving as fiduciaries, trustees or agents at the request of the Company or under any errors and omissions insurance policy; effective upon the Closing, each Shareholder (on its behalf and on behalf of its Affiliates) hereby waives and releases all rights, claims, debts, actions or causes of action, known or unknown, including any claims arising out of any foreign, federal, state, or local applicable Law arising out of tort, Contract, or common law, existing on or prior to the Closing Date that such Shareholder (or his or her Affiliates) has or might have against the Company or its representatives, successors or assigns, and agrees not to bring or threaten to bring or otherwise join in any Proceeding relating to, arising out of or in connection with any of the foregoing.

6.13          Non-Competition; Non-Solicitation.

(a)            Each of Joanne Ahmadi, Randy Buckner, Sean Buckner, and Karen Lorenz (each, a “Restricted Party” and collectively, the “Restricted Parties”) hereby acknowledges that it is familiar with the Company’s trade secrets and with other Protected Information. Each Restricted Party acknowledges and agrees that the Company and the Buyer would be irreparably damaged if it were to provide services to or otherwise participate in the business of any Person competing with the Company in a similar business in the Restricted Territories during the Restricted Period and that any such competition by any Restricted Party would result in a significant loss of goodwill by the Company and the Buyer. Each Restricted Party further acknowledges and agrees that the covenants and agreements set forth in this Section 6.13 were a material inducement to the Buyer to enter into this Agreement and to perform its obligations hereunder, that the Buyer would not have entered into this Agreement but for the covenants and agreements of the Restricted Parties set forth in this Section 6.13 and that the Buyer and its stockholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties to this Agreement if any Restricted Party breached the provisions of this Section 6.13.

(b)            Each Restricted Party agrees that from the Closing Date until the five (5) year anniversary of the Closing (the “Restricted Period”), he or she shall not, directly or indirectly, own any interest in, invest in, manage, control, finance, participate in (whether as an officer, director, shareholder, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories, in any business engaged directly or indirectly in the Business; provided, that nothing herein shall prohibit the Restricted Parties or any of their Affiliates from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as none of such Persons has any active participation in the business of such corporation. Each Restricted Party acknowledges that the Company’s business has been conducted or is presently proposed to be conducted throughout the Restricted Territories and that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company’s business being sold by the Restricted Parties pursuant to this Agreement.

(c)            Each Restricted Party agrees that during the Restricted Period, he or she shall not, directly or indirectly, through another Person, (i) induce or attempt to induce any person who was an employee or independent contractor of the Company or its Affiliates as of the Closing Date or at any time during the twelve (12) month period immediately prior to the Closing Date to leave the employ of or engagement by the Company or its Affiliates, or in any way interfere with the relationship between the Company or its Affiliates and any such employee or independent contractor thereof, (ii) hire or engage, offer to hire or engage or assist others to hire or engage or offer to hire or engage any person who was an employee or independent contractor of the Company or its Affiliates as of the Closing Date or at any time during the twelve (12) month period immediately prior to the Closing Date, or (iii) call on, solicit or service any Person that was a customer or client of the Company or its Affiliates as of the Closing Date or at any time during the twelve (12)-month period immediately prior to the Closing Date, induce or attempt to induce such Person to cease doing business with the Company or its Affiliates, or in any way interfere with the relationship between any such Person and the Company or its Affiliates (including making any negative statements or communications about the Company or its Affiliates) in a manner harmful to the Company or its Affiliates; provided, however, that nothing in Section 6.13(c)(ii) will apply to: (A) any individual who responds to general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not specifically directed at any employee of the Company); or (B) in the case of Section 6.13(c)(i) or (ii), hiring or inducing or assisting any other Person in hiring any individual that was an employee of the Company after such individual has been terminated by the Company.

(d)            Each Restricted Party agrees that he or she shall not, except in good faith in any claim, suit, action or proceeding against the Buyer or the Company, (i) make any public negative statement or communication regarding the Buyer, the Company or any of their respective Affiliates or employees with the intent to harm the Company or the Buyer or (ii) make any public derogatory or disparaging statement or communication regarding the Buyer, the Company or any of their respective Affiliates or employees. Nothing in this Section 6.13 shall limit any Restricted Party’s ability to make true and accurate statements or communications in connection with any disclosure that is required pursuant to applicable Law.

(e)            The Buyer agrees that it shall not, except in good faith in any claim, suit, action or proceeding against a Restricted Party, (i) make any public negative statement or communication regarding any Restricted Party or any of his or her Affiliates with the intent to harm such Restricted Party or (ii) make any public derogatory or disparaging statement or communication regarding any Restricted Party or any of his or her Affiliates. Nothing in this Section 6.13 shall limit the Buyer’s ability to make true and accurate statements or communications in connection with any disclosure that is required pursuant to applicable Law.

(f)             If, at the time of enforcement of the covenants contained in this Section 6.13 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties to this Agreement agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Law. Each Restricted Party has had the opportunity to consult with legal counsel regarding the Restrictive Covenants and has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s business and the substantial investment in the Company made by the Buyer hereunder.

(g)            If any Restricted Party breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Buyer and the Company shall have the right and remedy of seeking an injunction, to seek to have the Restrictive Covenants specifically enforced and/or other equitable relief by any court of competent jurisdiction, without the necessity of proving actual harm or posting a bond or other security therefor, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and Buyer and that money damages would not provide an adequate remedy to the Company or Buyer.

(h)            The rights and remedies set forth in this Section 6.13 shall be in addition to, and not in lieu of, any other rights and remedies available to the Buyer, the Company or any of their respective Affiliates at law or in equity.

(i)             In the event of any breach or violation by a Restricted Party of any of the Restrictive Covenants, the time period of such covenant shall be tolled with respect to such Restricted Party until such breach or violation is resolved.

6.14         Dissolution of Subsidiaries. Effective at or before the Closing, the Shareholders shall cause the Company to dissolve or cause to be dissolved each of its Subsidiaries other than Informative Research Data Solutions LLC. Evidence, in form and substance reasonably satisfactory to the Buyer, of such dissolutions shall be provided to the Buyer prior to the Closing Date.

6.15          Key Contracts. Between the Agreement Date and the Closing Date, the Shareholders shall cause the Company to, and the Company shall, use commercially reasonable efforts to, provide the Buyer with confirmation that each of the Contracts listed on Schedule 6.15 (the “Key Contracts”) denoted with asterisks will remain in effect and not terminate solely as a result of the change of control of the Company as a result of the acquisition of the Company by the Buyer and the consummation of the transactions hereunder.

6.16          E&O and Cyber Policies and Tail Coverage. Between the Agreement Date and the Closing Date, the Shareholders shall cause the Company to and the Company shall, use commercially reasonable efforts to cause the insurers under each of the Company’s errors and omissions insurance and cyber policies to formally waive any “change in control” clauses under such policies in connection with the acquisition of the Company by the Buyer and the consummation of the transactions hereunder. Effective at or before the Closing, the Shareholders shall cause the Company to and the Company shall, obtain for the Company, the Subsidiaries and the Buyer a “tail” or extended-reporting period endorsement to the each of the Company’s errors and omissions insurance and cyber policies extending from the period within which claims can be made to a date not sooner than twelve (12) months following the otherwise scheduled expiration of the underlying policies (“Tail Coverage”). Fifty percent (50%) of the expense of such Tail Coverage will be paid by the Buyer, and fifty percent (50%) of the expense of such Tail Coverage shall be a Company Transaction Expense if unpaid by the Company as of the Closing or if not reserved on the Latest Balance Sheet.

6.17          Owned Real Property – Surveys, Inspections and Reports. Between the Agreement Date and the Closing Date, the Company shall allow the Buyer and its authorized representatives, upon reasonable advance notice to the Company, to enter upon any Owned Real Property during normal business hours, to make such reasonable investigations and conduct such reasonable tests as the Buyer deems necessary or advisable, including, but not limited to a property inspection, an asbestos report and a Phase I report (the “Testing Rights”), subject to the following limitations: (i) the Buyer shall give the Company written or telephonic notice at least one (1) Business Day before conducting any non-invasive inspections on any Owned Real Property, and give written notice at least five (5) Business Days before conducting any invasive testing or environmental sampling on any Owned Real Property, and a representative of the Company shall have the right to be present when the Buyer or its representatives conducts any of its or their investigations or reports on any Owned Real Property; (ii) neither the Buyer nor its representatives shall materially interfere with the use, occupancy or enjoyment of any Owned Real Property by the Company nor materially interfere with any of the Company’s operations; and (iii) copies of any assessments, sampling or other environmental reports generated on behalf of Buyer shall be delivered only to counsel for the Shareholder Representative, rather than directly to the Shareholders or the Shareholder Representative.

6.18          Section 280G.

(a)           The Company shall deliver to the Buyer a copy of a customary analysis with respect to each “disqualified individual” within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (each a “Disqualified Individual”) with respect to the Company and any payment(s) or benefit(s) that would reasonably be expected to constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (each a “Parachute Payment”) in connection with the transactions contemplated by this Agreement (including any potential payments or benefits, that are not reasonably expected to be “reasonable compensation” for services to be rendered or on or after the Closing as described in Section 280G(b)(4) of the Code and Treasury Regulations Section 1.280G-1 Q/A-5(a)(5) and Q/A-40, pursuant to any plans, agreements, or other arrangements of the Buyer or its Affiliates, the material terms of which will be provided to the Company no later than twenty (20) days after the Agreement Date), which identifies whether any Disqualified Individual would receive an Excess Parachute Payment.

(b)            On the Closing Date and prior to the Closing, (i) the Company shall use commercially reasonable efforts to obtain a Parachute Payment Waiver, in the form approved by the Buyer, from each Disqualified Individual who would reasonably be expected to receive any Excess Parachute Payments in connection with the transaction resulting from this Agreement, and (ii) with respect to each Parachute Payment Waiver received, if any, as soon as practicable following the receipt of the Parachute Payment Waivers (if any), the Company shall submit the payments waived under the Parachute Payment Waivers to the holders of the Shareholders for approval, in each case, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder (the foregoing actions, a “280G Vote”). Prior to the Closing Date, if Parachute Payment Waivers are obtained and a 280G Vote is taken, the Company shall deliver to the Buyer evidence reasonably satisfactory to the Buyer, (A) that a 280G Vote was solicited and (B) the result of such 280G Vote. The Company shall provide drafts to the Buyer of the form of the Parachute Payment Waiver, the disclosure statement, and any other materials to be submitted to the Shareholders in connection with the 280G Vote prior to soliciting the Parachute Payment Waivers.

ARTICLE 7.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER

The obligations of the Buyer under this Agreement to consummate the Closing are subject to satisfaction of each of the following conditions precedent on or before the Closing Date, any one or more of which may be waived at the option of the Buyer:

7.1           Accuracy of Representations and Warranties. The representations and warranties of the Company set forth in Article 3 and the representations and warranties of the Shareholders set forth in Article 4 (in each case determined without regarding to any qualification therein as to materiality or Material Adverse Effect) shall be true and correct in all respects on and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, will be true and correct as of such specified date), except in each case for any failure of such representations or warranties to be true and correct that individually or in the aggregate would not cause or would not be reasonably likely to result in a Material Adverse Effect. The Fundamental Representations in Article 3 and Article 4 shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, will be true and correct as of such specified date), other than any de minimis inaccuracies.

7.2           Compliance with Agreement and Covenants. The Company, the Shareholders and the Shareholder Representative shall have performed and complied with, in all material respects, all of its agreements, covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

7.3           Injunctions. There shall not be instituted or pending any Proceeding in which a Governmental Authority of competent jurisdiction is seeking (a) an Order challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain, enjoin, prevent or prohibit the consummation of the transactions contemplated hereby or (b) to (i) prohibit, limit, restrain or impair the Buyer’s ability to own, control, direct, manage or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or any of its Subsidiaries or other Affiliates from and after the Closing or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Buyer or its Subsidiaries or Affiliates (including by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (ii) prohibit or limit in any respect the Buyer’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the Shares, and no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the transactions contemplated hereby individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

7.4            Governmental Consents. Any waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement must have expired or been terminated. Any other applicable waiting periods (or any extension thereof), filings or approvals under any applicable Laws must have expired, been terminated, been made or been obtained.

7.5            Deliveries by the Company. The Company shall have delivered the deliveries required pursuant to Section 2.5(a).

7.6            No Material Adverse Effect. No event shall have occurred since the Agreement Date that individually or in the aggregate has had a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

ARTICLE 8.
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

The obligations of the Company and the Shareholders under this Agreement to consummate the Closing are subject to the satisfaction of each of the following conditions precedent on or before the Closing Date, any one or more of which may be waived at the option of the Company:

8.1           Accuracy of Representations and Warranties. The representations and warranties of the Buyer contained in Article 5 (in each case determined without regarding to any qualification therein as to materiality or Material Adverse Effect) shall be true and correct in all respects on and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, will be true and correct as of such specified date), except in each case for any failure of such representations or warranties to be true and correct that individually or in the aggregate would not cause or would not be reasonably likely to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby and perform its obligations hereunder. The Fundamental Representations in ARTICLE 5 shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, will be true and correct as of such specified date), other than any de minimis inaccuracies.

8.2           Compliance with Agreement and Covenants. The Buyer shall have performed and complied, in all material respects, with all of its agreements, covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

8.3           Injunctions. There shall not be instituted or pending any Proceeding in which a Governmental Authority of competent jurisdiction is seeking an Order challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain, enjoin, prevent or prohibit the consummation of the transactions contemplated hereby, and no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the transactions contemplated hereby individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

8.4          Governmental Consents. Any waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement must have expired or been terminated. Any other applicable waiting periods (or any extension thereof), filings or approvals under any applicable Laws must have expired, been terminated, been made or been obtained.

8.5            Deliveries by the Buyer. The Buyer shall have delivered the deliveries required pursuant to Section 2.5(b), each in form and substance reasonably satisfactory to the Shareholder Representative.

ARTICLE 9.
TERMINATION

9.1            Termination. This Agreement will terminate prior to Closing:

(a)            upon the mutual written agreement of the Company, the Shareholder Representative and the Buyer;

(b)            upon written notice by either Buyer to the Company, on the one hand, or the Company to the Buyer, on the other hand, if following the Agreement Date, any Governmental Authority issues, enacts, promulgates, or enforces any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) restraining, enjoining, or otherwise prohibiting or making illegal the transactions contemplated hereby; provided, however, that no party may terminate this Agreement pursuant to Section 9.1(b) if the issuance of the foregoing was due to a material breach of such party of its obligations under this Agreement;

(c)            upon written notice by either Buyer to the Company, on the one hand, or the Company to the Buyer, on the other hand, if the Closing has not occurred on or before October 31, 2021 (the “Outside Date”), except that no party may terminate this Agreement pursuant to this Section 9.1(c) if such party is in material breach of this Agreement as of such time;

(d)            upon written notice from the Buyer to the Company and the Shareholder Representative if the Company has breached any of its representations, warranties, covenants or obligations contained in this Agreement that would give rise to a failure of any condition precedent set forth in Article 7 (excluding conditions that by their nature are to be satisfied at the Closing) which breach has not been waived by the Buyer and cannot be or has not been cured within twenty (20) days after the giving of notice by the Buyer specifying such breach and on the condition that such failure does not result from any breach by the Buyer of its representations, warranties, covenants or agreements contained in this Agreement;

(e)            upon written notice from the Company or the Shareholder Representative to the Buyer if the Buyer has breached any of its representations, warranties, covenants or obligations contained in this Agreement that would give rise to a failure of any condition precedent set forth in Article 8 (excluding conditions that by their nature are to be satisfied at the Closing), which breach has not been waived by the Company and the Shareholder Representative and cannot be or has not been cured within twenty (20) days after the giving of notice by the Company or the Shareholder Representative specifying such breach, so long as the failure does not result from any breach by the Company or any Shareholder of its representations, warranties, covenants or agreements contained in this Agreement; or

(f)             upon written notice from the Company to the Buyer if (i) all of the conditions set forth in Article 7 have been satisfied or waived by Buyer (excluding conditions that by their nature are to be satisfied at the Closing), (ii) the Company has confirmed in writing to Buyer that it is ready, willing and able to effect the Closing and (iii) the Buyer does not consummate the Closing by the date the Closing is required to occur pursuant to Section 2.4.

9.2            Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will become null and void and of no further force or effect, except that (a) the provisions of Article 12, Section 6.9(b), this Section 9.2, the definitions set forth in Annex A and the Confidentiality Agreement between the parties will survive, and (b) if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired (including, for the avoidance of doubt, such terminating party’s right to bring or maintain any Proceeding for injunction or specific performance as provided in Section 12.14).

ARTICLE 10.
INDEMNIFICATION

10.1          Survival. The representations and warranties of the parties contained in this Agreement will survive the Closing for a period of twelve (12) months following the Closing Date; provided, however, that the representations and warranties set forth in Section 3.1(a) (Organization), Section 3.2 (Authorization; Enforceability), Section 3.3 (Capitalization), Section 3.10 (Tax Matters), Section 3.20 (Brokers and Finders), Section 4.1 (Authority of Such Shareholder), Section 4.3 (Title to Shares), Section 4.6 (Brokers and Finders), Section 5.1 (Organization of the Buyer), Section 5.2 (Authorization; Enforceability) and Section 5.5 (Brokers and Finders) (collectively, the “Fundamental Representations”) will survive the Closing for a period equal to sixty (60) days after the applicable statute of limitations and the representations and warranties set forth in Section 3.16 (Environmental Matters) (collectively, the “Extended Representations”) shall survive for a period of two (2) years following the Closing Date. None of the Buyer or the Shareholders will have any liability with respect to claims first asserted in connection with any breach of or any inaccuracy in any representation or warranty after the end of the applicable survival period; provided, however, that if an indemnification claim is asserted in writing prior to the expiration of the applicable survival period of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim (including through the date that such claim is finally concluded under the R&W Policy). All covenants and agreements in this Agreement will expire when so stated in accordance with their express terms or, if no such term is expressed, indefinitely; provided, however, that for the avoidance of doubt, the Tax covenants under Article 11 and any Tax indemnification under Section 10.2(c) shall survive until sixty (60) days after the applicable statutes of limitations have expired with respect to each such matter addressed therein. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the survival periods set forth in this Section 10.1 are applicable to the Buyer Indemnified Parties’ right to indemnification against the Shareholders in accordance with this Agreement, but are not intended to, and shall not, modify or limit the Buyer Indemnified Parties’ right to recovery under the R&W Policy in accordance with its terms.

10.2          Indemnification by the Shareholders. Subject to Section 10.4 and the other terms, conditions and limitations set forth in this Article 10, from and after the Closing, each Shareholder will severally (and not jointly and severally) indemnify the Buyer and its Affiliates and their successors and assigns (the “Buyer Indemnified Parties”) against, and hold the Buyer Indemnified Parties harmless from, any and all Losses suffered or incurred by any Buyer Indemnified Party to the extent arising out of or resulting from any of the following:

(a)            any breach of or any inaccuracy in any representation or warranty made by the Company in Article 3 of this Agreement (which will be indemnified by each Shareholder up to such Shareholder’s Pro Rata Share of such Losses) or by a Shareholder in Article 4 of this Agreement (which will be indemnified solely by the Shareholder responsible for such breach or inaccuracy);

(b)           any breach or non-performance of any covenants or agreements in this Agreement made by such Shareholder (which will be indemnified solely by the Shareholder responsible for such breach or non-performance), the Shareholder Representative or, in respect of any such covenants or agreements required to be performed prior to or at the Closing, the Company; and

(c)            (i) any Pre-Closing Taxes of the Company and the Subsidiaries, (ii) any Taxes of the Shareholders, (iii) all Taxes of any other Person for which Company or any of its Subsidiaries is or has been liable as a transferee or successor, or by Contract resulting from events, transactions or relationships occurring or existing prior to and including the Closing Date, (iv) all Taxes of any consolidated or combined group (or any member thereof other than the Company and its Subsidiaries) of which the Company and/or its Subsidiaries is or was a member on or prior to the Closing Date by reason of Treasury Regulations Section 1.1502-6(a) or any analogous or similar foreign, state or local applicable Law, (v) the portion of any Transfer Taxes for which the Shareholders are responsible pursuant to Section 11.7, (vi) all COVID Related Deferrals, (vii) any Taxes related to any payments of Company Transaction Expenses or payments of compensation otherwise paid or accrued by the Company in relation to the consummation of the transactions contemplated under this Agreement arising from or by reason of Code Section 280G, including resulting from any Parachute Payment for which a deduction is disallowed to the Company by reason of Code Section 280G, or (viii) any Taxes whatsoever arising out of or relating to the PPP Loan, including, for the avoidance of doubt, any amounts for which forgiveness has been sought and the loss of any deductions relating to the use of the proceeds of the PPP Loan;

(d)            any Indebtedness of the Company;

(e)            any Company Transaction Expenses; and

(f)             any amounts due or payable to any party under or in relation to the PPP Loan.

10.3         Indemnification by the Buyer. From and after the Closing, the Buyer will indemnify the Shareholders, their respective Affiliates and their respective successors and assigns (the “Seller Indemnified Parties”) against, and hold the Seller Indemnified Parties harmless from, any and all Losses suffered by any Seller Indemnified Party to the extent arising out of or resulting from any of the following:

(a)            any breach of or any inaccuracy in any representation or warranty made by the Buyer in Article 5 of this Agreement; and

(b)            any breach of or failure by the Buyer to perform any covenant or obligation of the Buyer contained in this Agreement.

10.4          Limitations on Liability of the Shareholders.

(a)            Notwithstanding the provisions of Section 10.2, the Shareholders will not be required to indemnify or hold harmless the Buyer Indemnified Parties under Section 10.2(a) of this Agreement unless and until the aggregate amount of all Losses for which the Buyer Indemnified Parties are entitled to indemnification therefor exceeds Nine Hundred Sixty Thousand Dollars ($960,000) (which corresponds to fifty percent (50%) of the R&W Policy retention amount) (the “Threshold Amount”), after which point the Buyer Indemnified Parties will be entitled to recover only Losses in excess of the Threshold Amount; provided, however, that the Shareholders’ liability for any Losses arising from any breach of any Fundamental Representations, the Extended Representations or in the event of Fraud  will not be subject to the Threshold Amount. The Buyer’s exclusive recourse for Losses pursuant to Section 10.2(a) (other than with respect to indemnifiable claims arising out of or based upon the breach of the Fundamental Representations, the Extended Representations or in the event of Fraud) shall be to (i) the Indemnity Escrow Amount then available and (ii) the R&W Policy to the extent coverage is available thereunder.

(b)           Notwithstanding the provisions of Section 10.2, (i) the aggregate recovery from any Shareholder for Losses under or in connection with this Agreement will not exceed such Shareholder’s Pro Rata Share of the Purchase Price actually received by such Shareholder and (ii) the aggregate recovery from any Shareholder for Losses arising from any breach of any Extended Representations will not exceed 15% of such Shareholder’s Pro Rata Share of the Purchase Price actually received by such Shareholder.

(c)            Following the Closing, the sole and exclusive liability and responsibility of the Shareholders to the Buyer Indemnified Parties under or in connection with this Agreement and the transactions contemplated hereby, including for any claim relating to a breach of representation, warranty, covenant or agreement arising under this Agreement (other than (i) claims for injunctive or provisional relief or specific performance, (ii) as provided in Article 11, (iii) the indemnities provided to the Shareholder Representative under Section 12.15 or (iv) any specific remedies afforded under any other Transaction Documents), will be as set forth in this Article 10.

(d)            Notwithstanding the foregoing or anything else to the contrary in this Agreement, (i) in no event will any Tax arising from any elections by or with respect to the Company or any of its Subsidiaries under Code Sections 336(e) or 338 with respect to any transactions contemplated by this Agreement be considered or treated as a Tax attributable to any period on or before the Closing Date for any purposes of this Agreement, and (ii) the Buyer Indemnified Parties shall not be entitled to any indemnification, and none of the Shareholders will have any liability or obligation with respect to any indemnification, for or with respect to any Taxes or other costs that might arise or accrue to the Company or any of its Subsidiaries or any other Person by reason of, or in connection with, any (A) election by or on behalf of the Company or any of its Subsidiaries pursuant to Code Sections 336(e) or 338 with respect to any transactions contemplated by this Agreement, or (B) a breach by the Buyer or any of its Affiliates (including the Company from and after the Closing Date) of Sections 11.3 or 11.5 of this Agreement.

10.5          Net Losses; Mitigation.

(a)            Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person will be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses, (ii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party and (iii) any Tax Advantage available to the Indemnified Person (or any of its Affiliates) arising in connection with the facts or circumstances giving rise to such Losses. Each Indemnified Person will use, and will cause his, her or its respective Affiliates to use, good faith commercially reasonable efforts to obtain such proceeds and recoveries, to the extent required by applicable Law. If any such proceeds or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnifying Person has made a payment to the Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) will promptly pay to the Indemnifying Person the aggregate amount of such proceeds or recoveries received by the Indemnified Person (or such Affiliate). To the extent that an Indemnified Person is otherwise fully indemnified or compensated for any claim for which indemnification may be asserted under this Article 10 pursuant to any other provision in this Agreement, then that Indemnified Person shall not be entitled to any additional or duplicative recovery for that matter as an indemnification claim pursuant to this Article 10.

(b)            The Buyer and the Shareholders agree to use, and will cause their respective Affiliates to use, good faith commercially reasonable efforts to mitigate any Losses; provided, however, that no party will be required to use such efforts if they would be detrimental in any material respect to such party.

10.6          Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement that does not involve a third party claim or the commencement of any Proceeding of the type described in Section 10.7, the Indemnified Person will give notice to the Indemnifying Person of such claim, which notice will, to the extent such information is reasonably available to the Indemnified Person, specify the facts alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information, to the extent such information is reasonably available to the Indemnified Person, as may be necessary for the Indemnifying Person to determine that the limitations in Section 10.4 have been satisfied or do not apply.

10.7          Third-Party Claims. The Indemnified Person will give notice as promptly as is reasonably practicable, but in any event no later than ten (10) Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any Proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement, which notice will, to the extent such information is reasonably available, specify in reasonable detail the nature and amount of such claim together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 10.4 have been satisfied or do not apply. Any failure to provide such notice within the specified period will not affect an Indemnified Person’s right to indemnification hereunder, except to the extent the Indemnifying Person is prejudiced by such failure. The Indemnifying Person may, subject to the rights of the R&W Insurer under the R&W Policy, (a) participate in the defense of any such Proceeding, and (b) upon notice given to the Indemnified Person within fifteen (15) Business Days after receiving notice from the Indemnified Person of any such Proceeding, assume the defense thereof with counsel of its own choice and in the event of such assumption, will have the exclusive right, subject to clause (a) of Section 10.8, to settle or compromise such Proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person will have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. Whether or not the Indemnifying Person chooses to defend or prosecute any such Proceeding, all of the parties hereto will cooperate in the defense or prosecution thereof.

10.8          Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under Section 10.7) or the Indemnifying Person, as the case may be, of any such Proceeding of the kind referred to in Section 10.7 will also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that (a) no obligation, restriction or Loss will be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, and (b) the Indemnified Person will not compromise or settle any Proceeding without the prior written consent of the Indemnifying Person, which consent will not be unreasonably withheld, conditioned or delayed so long as the compromise or settlement will be fully covered by the R&W Policy and includes a full and complete release of the Shareholders from any and all liability thereunder.

10.9         Purchase Price Adjustments. Any amounts payable under this Article 10 will be treated by the parties as an adjustment to the Purchase Price.

10.10       R&W Policy; Escrow.

(a)           Notwithstanding anything to the contrary set forth in this Agreement or otherwise, the Buyer acknowledges and agrees that the sole recourse of the Buyer Indemnified Parties for the indemnification obligations of the Shareholders under Section 10.2(a) (other than with respect to indemnifiable claims arising out of or based upon the breach of the Fundamental Representations, the Extended Representations or in the event of Fraud) will be pursuant to the R&W Policy and the Indemnity Escrow Amount. For any claim for indemnification under Section 10.2(a) (other than with respect to indemnifiable claims arising out of or based upon the breach of the Fundamental Representations, the Extended Representations or in the event of Fraud), the Buyer will submit such claim to the R&W Insurer under the R&W Policy and the Shareholder Representative will reasonably cooperate with the Buyer in order to provide the Buyer Indemnified Parties with the full benefit of this Agreement and the R&W Policy.

(b)            The funds in the Indemnity Escrow Account shall additionally be available to the Buyer Indemnified Parties, in their discretion, in satisfaction of indemnifiable claims hereunder related to Fraud, indemnifiable claims arising out of or based upon the breach of the Fundamental Representations, the Extended Representations or indemnifiable claims arising under Sections 10.2(b) through 10.2(f).

(c)            For purposes of securing the Shareholders’ indemnification obligations under this Agreement, on the Closing Date the Buyer is depositing the Indemnity Escrow Amount with the Escrow Agent to be held in accordance with this Section 10.10 and the Escrow Agreement. Upon the Buyer’s determination that any Buyer Indemnified Party has suffered any Loss that is subject to indemnification by the Shareholders hereunder after giving effect to all limitations set forth herein, the Buyer will promptly deliver a notice of such claim to the Shareholder Representative, but the failure of the Buyer Indemnified Party to give notice to the Shareholder Representative shall not affect the rights of the Buyer Indemnified Party to indemnification hereunder, except to the extent any such failure materially prejudices the rights, claims or defenses of the Shareholders. Unless within twenty (20) days after receipt of any such notice properly delivered in accordance with Section 12.3, the Buyer receives a written objection from the Shareholder Representative disputing the claim, subject to the terms, conditions and limitations set forth in this Article 10, the Buyer will be entitled to recover from the Indemnity Escrow Amount the amount set forth in the notice of the claim, and the Shareholder Representative and the Buyer will promptly issue joint written instructions to the Escrow Agent to distribute such amount to the applicable Buyer Indemnified Party. In the event the Shareholder Representative timely objects in writing to the claim, the Escrow Agent will make no disbursements from the Indemnity Escrow Amount relating to such claim unless and until the Buyer and the Shareholder Representative have resolved the claim by mutual agreement, arbitration or litigation. The Buyer and the Shareholder Representative agree to act in good faith to resolve any disputed claim.

(d)            No later than five (5) Business Days after the twelve (12)-month anniversary of the Closing Date (the “Release Date”), the Buyer and the Shareholder Representative will deliver a joint written instruction letter to the Escrow Agent instructing the Escrow Agent to pay and distribute to the Shareholders (in accordance with each Shareholder’s Pro Rata Share set forth on Exhibit A attached hereto), any remaining portion of the Indemnity Escrow Amount unless any outstanding claim for indemnification under Section 10.2 is still pending and unresolved, in which case an amount representing a reasonable quantification of the amount of indemnifiable Losses (after giving effect to all limitations set forth herein) relating to any pending and unresolved claim for indemnification under Section 10.2 will be retained by the Escrow Agent (the “Retained Amount”), and the balance paid to the Shareholders (in accordance with each Shareholder’s Pro Rata Share set forth on Exhibit A attached hereto). Any Retained Amount will remain in the Indemnity Escrow Account until released in satisfaction of an outstanding claim or paid to the Shareholders pursuant to Section 10.10(e) below.

(e)           If, following the Release Date, after final resolution and payment of each outstanding claim for indemnification, any Retained Amount with respect to such claim remains in escrow, no later than five (5) Business Days after the date of such final resolution and payment, the Escrow Agent will pay and distribute all of such remaining funds by wire transfer of immediately available funds to each Shareholder in accordance with each Shareholder’s Pro Rata Share set forth on Exhibit A attached hereto, and the Buyer and the Shareholder Representative will deliver a joint instruction letter to the Escrow Agent to such effect.

10.11      Materiality. Each of the representations and warranties that contain any “in all material respects” or other materiality (or correlative meaning) qualifications shall be deemed to have been given as though there were no “in all material respects” or other materiality (or correlative meaning) qualification for purposes of determining the inaccuracy or breach of any representations or warranties and the amount of indemnifiable Losses caused by any such inaccuracy or breach.

ARTICLE 11.
TAX MATTERS

11.1          Filing of Tax Returns; Payment of Taxes.

(a)            From and after the Closing Date, the Shareholder Representative will prepare, or cause to be prepared, any required income Tax Returns of the Company and its Subsidiaries for each Pre-Closing Tax Period that have not been filed as of the Closing Date and are required to be filed after the Closing Date, including for those jurisdictions and Governmental Authorities that permit or require a short-period Tax Return for the period ending on the Closing Date. Except as otherwise may be approved by the Buyer, all such Tax Returns for any Pre-Closing Tax Period must be prepared (i) in accordance with applicable Law, (ii) consistent with the past practices of the Company or applicable Subsidiary except as otherwise required by applicable Law and (iii) without there being any elections under Sections 336(e) or 338 of the Code, or similar provisions of any state, local, or other Tax Law, with respect to the consummation of the transactions contemplated by this Agreement. The Buyer will be given a reasonable opportunity, and in no event less than thirty (30) days, to review, comment on, and approve any such income Tax Returns that relate to a Pre-Closing Tax Period of the Company or its Subsidiaries. The Shareholder Representative will make such revisions to any Tax Returns described in this Section 11.1(a) as are reasonably requested by the Buyer and are in compliance with clauses (i) through (iii) of the second sentence of this paragraph. Thereafter, the Buyer shall cause the Company to execute and timely file any such income Tax Returns that relate to a Pre-Closing Tax Period of the Company or its Subsidiaries in the form agreed to by the Shareholder Representative and the Buyer.

(b)            The Buyer will be responsible for timely preparing and filing, or causing to be timely prepared and filed, all non-income Tax Returns that relate to a Pre-Closing Tax Period and all Tax Returns for each Straddle Period of the Company and its Subsidiaries. Except as otherwise may be approved by the Shareholder Representative, all such non-income Tax Returns that relate to a Pre-Closing Tax Period and Tax Returns for any Straddle Period must be prepared (i) in accordance with applicable Law, (ii) consistent with the past practices of the Company or applicable Subsidiary except as otherwise required by applicable Law and (iii) without there being any elections under Sections 336(e) or 338 of the Code, or similar provisions of any state, local, or other Tax Law, with respect to the consummation of the transactions contemplated by this Agreement. The Shareholder Representative will be given a reasonable opportunity, and in no event less than thirty (30) days, to review, comment on, and approve any non-income Tax Returns that relate to a Pre-Closing Tax Period and any Tax Returns that relate to a Straddle Period of the Company or its Subsidiaries or that could reasonably be expected to affect the Tax liability of any Shareholder (including any indemnification obligation with respect to Taxes pursuant to Section 10.2(c)), such approval not to be unreasonably withheld as long as the next sentence is satisfied. The Buyer will make such revisions to any Tax Returns described in this Section 11.1(b) as are reasonably requested by the Shareholder Representative, to the extent that all of the following clauses are satisfied: (i) such revisions could reasonably be expected to affect the Tax liability of any Shareholder (including pursuant to Section 10.2(c)), (ii) such revisions are consistent with the past practices of the Company or Subsidiary, and (iii) such revisions are in accordance with applicable Tax Law. Notwithstanding anything provided herein, the Buyer shall be entitled to make an election to waive the carryback of any net operating loss or other Tax attribute or Tax credit incurred or realized in a Pre-Closing Tax Period by the Company and/or its Subsidiaries.

(c)            None of the Buyer or any of its Affiliates will (or after the Closing, will cause or permit the Company or its Subsidiaries to) amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company or its Subsidiaries that relates to any Pre-Closing Tax Period or to any Straddle Period without giving the Shareholder Representative a reasonable opportunity to review, comment on, and approve such amendment, refiling or other modification, such approval not to be unreasonably withheld as long as the next sentence is satisfied. If such amended, refiled or modified Tax Return could reasonably be expected to materially increase the Tax liability of a Shareholder (including any indemnification obligation with respect to Taxes pursuant to Section 10.2(c)), it will be reasonable for the Shareholder Representative to withhold consent from any such amendment or modification proposed by or on behalf of the Buyer, to the extent that the previous Tax Return filings of the Company or any Subsidiary, in the absence of filing such amended, refiled or modified Tax Return, are in accordance with applicable Law, unless the Buyer agrees to indemnify the Seller Indemnified Parties for such increased Taxes (and such increased Taxes will not be indemnifiable by the Shareholders pursuant to Section 10.2(c)).

(d)           The Shareholder Representative may reasonably request the filing of any such amended Tax Return described in the first sentence of Section 11.1(c) above, which includes a refund claim even if not technically a modification or amendment of a Tax Return (subject to Section 11.4), and the Buyer, at the Shareholders’ sole cost and expense, will make such revisions to such amended, refiled or modified Tax Returns (or such refund claim) as are reasonably requested by the Shareholder Representative that (i) could reasonably be expected to affect the Tax liability of any Shareholder (including pursuant to Section 10.2(c)), (ii) are consistent with the past practices of the Company or Subsidiary, and (iii) are in accordance with applicable Tax Law; provided, however, the Buyer or any of its Affiliates (including the Company and its Subsidiaries) shall not be required to cooperate with the Shareholder Representative in amending such Tax Returns or filing such a refund claim if it can reasonably be expected to materially increase the Taxes of the Buyer or any of its Affiliates (including the Company and its Subsidiaries) for any Post-Closing Tax Period unless the Shareholders agree to indemnify the Buyer Indemnified Parties for such increased Taxes.

(e)            The Buyer, the Shareholders and the Shareholder Representative agree that (i) each of the Company’s and its Subsidiaries’ year end for U.S. federal income Tax purposes shall end as of the Closing Date, and Buyer shall cause the Company to join the Buyer’s (or its parent corporation’s, if any) “consolidated group” (within the meaning of Treasury Regulations Section 1.1502-1(h)) for purposes of U.S. federal income Taxes effective as of the beginning of the date following the Closing Date, each to the extent permitted by applicable Law, and (ii) no election shall be made by any party (or the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by the Company or any of its Subsidiaries (the “Agreed Tax Treatment”). Each party hereto shall file all Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith, unless otherwise required by applicable Law.

(f)            If the Buyer or any of its Affiliates (including the Company and its Subsidiaries) files any sales Tax Return or pays any sales Taxes after the Closing relating in whole or in part to the Company or its Subsidiaries that are not consistent with the past practices of the Company or its Subsidiary and that result in any sales Tax liability of the Company, its Subsidiary, or a Shareholder (including any indemnification obligation with respect to Taxes pursuant to Section 10.2(c)) related to any Pre-Closing Tax Period or portion of any Straddle Period through the end of the Closing Date, the Shareholders will have no indemnification obligations pursuant to Section 10.2(c) with respect to such sales Tax liability.

11.2          Proration of Taxes. To the extent permitted by Law or administrative practice, the taxable year of the Company and any Subsidiary will end on the Closing Date. Whenever it is necessary to determine the liability for Taxes of the Company or any Subsidiary for a portion of a taxable year or period that begins before and ends after the Closing Date, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that constitutes a Pre-Closing Tax will be as follows: (i)  in the case of any other Taxes other than Taxes based upon or related to income, payroll, or receipts, the portion of such Tax constituting a Pre-Closing Tax will equal the amount of such Tax for the entire Tax Period multiplied by a fraction the numerator of which is the number of days in the Tax Period ending at 11:59 p.m., Central time, on the Closing Date and the denominator of which is the number of days in the entire Tax Period; and (ii) in the case of any Tax based upon or related to income, payroll, or receipts, the portion of such Tax constituting a Pre-Closing Tax will be determined and apportioned using an interim closing of the books as of the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis will be allocated to the period ending at 11:59 p.m., Central time, on the Closing Date in the same proportion as the number of calendar days during the Taxable Period through such date bears to the number of calendar days in the entire Taxable Period.

11.3          Cooperation on Tax Matters.

(a)            Subject to the provisions of Section 11.4, the Buyer, the Company, the Subsidiaries, and the Shareholder Representative will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Article 11. Such cooperation will include the retention and (upon any other party’s request) the provision of records and information that are reasonably relevant to the preparation and filing of any such Tax Return. The Buyer and the Shareholders will retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Taxable Period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Buyer or the Shareholders, any extensions thereof) of the respective Taxable Periods, and to abide by all record retention agreements entered into with any Tax authority. Following the Closing Date, the Buyer will, and will cause the Company to, give the Shareholders and their agents and representatives reasonable access to (and the right to make copies thereof at the Shareholders’ own expense) such books and records.

(b)           Notwithstanding any other provision of this agreement to the contrary, in the event that the Buyer initiates or engages in any voluntary disclosure proceedings or similar proceedings, agreements, or contractual obligations with any Governmental Authority relating to any and all state and local sales Taxes of the Company and/or its Subsidiaries for any Pre-Closing Tax Period or Straddle Period (“Voluntary Disclosure Proceedings”), the Buyer agrees that any sales Taxes resulting from such Voluntary Disclosure Proceedings will not be indemnifiable by the Shareholders pursuant to Section 10.2(c).

(c)            The Buyer and the Shareholder Representative, upon reasonable request by the other party, will use all commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby), provided that such action is not reasonably expected to increase any Tax liability of such party.

11.4          Refunds.

(a)            Any refunds or credits of Taxes of the Company or its Subsidiaries relating to a Pre-Closing Tax Period or a Straddle Period, to the extent allocable to the portion of such Tax Period ending on the Closing Date pursuant to Section 11.2, will be for the benefit of the Shareholders except to the extent any such refund or credit arose as the result of a carryback of a net operating losses, capital losses or other Tax attributes from a Taxable Period or portion thereof beginning after the Closing Date. Any refunds or credits of the Company or its Subsidiaries for any Straddle Period, to the extent allocable to the portion of such Straddle Period beginning on or after the Closing Date pursuant to Section 11.2, or for any Tax Period beginning and ending after the Closing Date, will be for the benefit of the Buyer. For the avoidance of doubt, neither Buyer nor its Affiliates (including the Company and its Subsidiaries) shall have any obligation to reimburse or otherwise make any payment under this Agreement to the Shareholders, the Shareholder Representative or any other Person as a result of the availability or utilization in a Tax period (or portion of a Tax Period) beginning after the Closing Date of any net operating loss or other Tax attribute of the Company that is attributable to any Pre-Closing Tax Period or the portion of a Straddle Period ending on or before the Closing Date.

(b)            The Buyer will promptly pay over (or cause the Company or its Subsidiaries to pay over) all refunds received by the Buyer or its Affiliates (including the Company or its Subsidiaries) to which Shareholders are entitled under this Section 11.4, including all interest with respect thereto, but reduced by reasonable direct out-of-pocket expenses actually incurred by the Buyer or its Affiliates and any Taxes relating thereto, by wire transfer of immediately available funds to each Shareholder in accordance with each Shareholder’s Pro Rata Share set forth on Exhibit A attached hereto.

11.5          Audits and Contests with Respect to Taxes.

(a)            So long as Taxable Periods of the Company or its Subsidiaries ending on or before, or including, the Closing Date remain open for an assessment of Tax, the Buyer and the Shareholder Representative will notify the other in writing within ten (10) Business Days after receipt by the Buyer or the Shareholders of written or oral notice of (i) any pending or threatened audit or assessment with respect to Taxes of the Company or its Subsidiaries relating to any Pre-Closing Tax Period or Straddle Period, and (ii) any pending or threatened audit or assessment with respect to any other Taxes of the Buyer or the Company or its Subsidiaries that could reasonably be expected to affect the Tax liability of any Shareholder (including any indemnification obligation with respect to Taxes pursuant to Section 10.2(c)).

(b)           Within fifteen (15) Business Days after the Shareholder Representative’s receipt of a notice in respect of an audit or assessment described in Section 11.5(a), other than for any Straddle Period, the Shareholder Representative may elect, so long as the Shareholders have an obligation to indemnify the Buyer Indemnified Parties hereunder with respect to such audit, by written notice to the Buyer, to contest the audit or assessment in the name of the Company or its Subsidiaries, including the election to contest any assessment or proposed assessment of interest or penalty even if some or all of the underlying tax amount is not being contested. If the Shareholder Representative so elects, the Shareholders will be solely responsible for the defense of the item or items at issue, except that the Buyer agrees to fully cooperate, and the Buyer will cause the Company and its Subsidiaries to fully cooperate, in the contest of such audit or assessment by making relevant documents and employees available to the Shareholder Representative, and to execute, or cause the execution of, such documents (including powers of attorney) as may be reasonably necessary to allow the Shareholder Representative to conduct the defense. If the Shareholder Representative elects to conduct a defense, then all decisions with respect to the negotiation, settlement, or litigation of the item or items at issue will be made by the Shareholder Representative and will be binding upon the Buyer, except that the Shareholder Representative must consult with and obtain the prior written consent of the Buyer, which consent shall not be unreasonably withheld, before agreeing to any adjustment that will or may create an increase in Taxes for the Company, the Subsidiaries or the Buyer in respect of any period ending after the Closing Date. Other than audits or assessments for which the Shareholder Representative is conducting a defense as provided above, the Buyer shall control all other threatened or pending audits and assessments described in Section 11.5(a), but for each such matter the Buyer also shall (i) keep the Shareholder Representative reasonably informed of developments with respect to such audit or assessment, and (ii) attempt to negotiate with the relevant Tax authority for a resolution of such audit or assessment in good faith and in a manner that does not unfairly compromise any Pre-Closing Taxes as compared to Taxes for the Post-Closing Tax Period unless otherwise required by applicable Law. With respect to any audit or assessment described in Section 11.5(a), the Buyer will not, and will not permit the Company or its Subsidiaries to, compromise or otherwise settle such audit or assessment without the prior written consent of the Shareholder Representative, which consent will not be unreasonably withheld. The Shareholders will bear all costs relating to any audit or assessment described in this Section 11.5 relating to any Pre-Closing Tax Periods, and the Buyer will bear all costs relating to any audit or assessment described in this Section 11.5 relating to any Tax Periods beginning after the Closing Date unless otherwise provided under this Agreement. The costs relating to any audit or assessment described in this Section 11.5 for any Straddle Period of the Company or its Subsidiaries will be borne by and apportioned between the Shareholders and the Buyer in a manner similar to that provided in Section 11.2, depending on the Tax involved, in proportion to the amount of adjustments attributable to the Tax period through the Closing Date and the Tax period after the Closing Date.

11.6          Transaction Tax Benefits. It is agreed and understood by the parties hereto that all costs, fees, or expenses that are borne by the Shareholders that are associated with the Closing and paid by the Company, including for the avoidance of doubt for this purpose the Company Transaction Expenses, and that are deductible by the Company in determining its taxable federal, state, and local income or similar Taxes (each, a “Deduction” and collectively, the “Deductions”) will, to the extent consistent with the Company’s methods of accounting for Tax purposes and applicable Tax Law, be allocated to the Pre-Closing Tax Period or the portion of any Straddle Period treated as being a Pre-Closing Tax Period to the extent such allocation is permitted under applicable Law at a “more likely than not” or higher level of comfort. For this purpose, the Company will close its books and its Tax year for federal, and, if and as permitted, any state income Tax purposes as of the Closing Date to the extent necessary in order to maximize the amount of the Deductions that can be used in a Pre-Closing Tax Period or the portion of any Straddle Period that is a Pre-Closing Tax Period; provided, however, that in the case of the Company’s state corporate income Tax Returns for the calendar year that includes the Closing Date, if the Company is not permitted to file a short-period Tax Return for a Tax Period ending on the Closing Date, then all of the Deductions deductible on such Straddle Period Tax Return will be deemed to be attributable to the Pre-Closing Tax Period for such Straddle Period Tax Return to the extent permitted under applicable Law at a “more likely than not” or higher level of comfort. Unless otherwise required under applicable Law, the parties to this Agreement agree, and agree to cause their Affiliates, to treat and report the Deductions arising in connection with the Closing and the transactions contemplated hereby as being attributable to a Pre-Closing Tax Period in accordance with paragraphs (a) through (c) of Example 8 of Proposed Treasury Regulations Section 1.1502-76(b)(5), without regard to whether such proposed amendments to that Treasury Regulations Section have been adopted as final or formally apply to the Tax Period in issue. In addition, for any of the Company Transaction Expenses that are facilitative and might otherwise be required to be capitalized by the Company under Treasury Regulations Section 1.263(a)-5, unless otherwise required under applicable Law, the parties to this Agreement agree, and agree to cause their Affiliates, to cause the Company to make and apply the “safe harbor election” described in IRS Revenue Procedure 2011-29, 2011-18 I.R.B. 746, with respect to all such expenses that are eligible for such election, unless and except as the Shareholder Representative may otherwise agree.

11.7         Transfer Taxes. Notwithstanding Section 12.1, all federal, state, local, foreign and other transfer, sales, use or similar Taxes, conveyance fees, recording charges and other fees and charges (including any penalties and interest thereon) incurred in connection with this Agreement (notwithstanding the party upon which such Taxes or other fees or charges are otherwise imposed as a matter of Law) (“Transfer Taxes”) applicable to, imposed upon or arising out of the transactions contemplated by this Agreement will be paid, and borne, fifty percent (50%) by the Shareholder Representative (on behalf of the Shareholders) and fifty percent (50%) by the Buyer. All necessary Tax Returns and other documentation with respect to such Transfer Taxes shall be prepared and filed by the party required to file such Tax Returns under applicable Law. Each party hereto agrees to use its commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Taxes.

11.8         Tax Allocation Agreements. The Shareholders, Shareholder Representative and the Company and its Subsidiaries will (a) cause all Tax allocation or sharing agreements or Contracts and all powers of attorney with respect to or involving the Company to be terminated prior to the Closing and (b) ensure that, after the Closing, the Company and its Subsidiaries will not be bound thereby or have any liability thereunder.

ARTICLE 12.

MISCELLANEOUS

12.1          Expenses. Except as otherwise provided in this Agreement, each party hereto will bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

12.2          Amendment. This Agreement may be amended, modified or supplemented only in a writing signed by the Buyer, the Company and the Shareholder Representative.

12.3          Notices. Any written notice to be given hereunder will be given in writing and will be deemed given: (a) when received if given in person, (b) on the date of transmission if sent by electronic mail or other wire transmission during normal business hours (and if not, on the next succeeding Business Day), (c) three (3) days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, (d) if sent domestically by an nationally recognized overnight delivery service, the first Business Day following the date given to such overnight delivery service (specified for overnight delivery), and (e) if sent internationally by an internationally recognized overnight delivery service, the second Business Day following the date given to such overnight delivery service (specified for overnight delivery). All notices will be addressed as follows (or at such other address for a party as may be specified by like notice):

If to the Company prior to the Closing, to:

Informative Research

13030 Euclid St.

Garden Grove, CA 92843

Attention: Sean Buckner

Telephone: (714)-454-9799

E-mail: bucknersean@gmail.com

with a copy, which shall not constitute notice, to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Amy E. Risseeuw

Telephone: (919) 781-4000

E-mail: arisseeuw@wyrick.com

If to the Shareholder Representative, to:

Sean Buckner

**** ******* **** **

****** *****, ** *****

Telephone: **************

E-mail: *********************

with copies, which shall not constitute notice, to:

Joanne Ahmadi

***** **** ** *** ******

********** *****, ** *****

Telephone: ***** ********

E-mail: *********************

Karen Lorenz

**** ***** ****

***** ****, ** *****

Telephone: ***** ********

E-mail: ***************************

Randy Buckner

* **** ****** ***

*** *****, ** *****

Telephone: ***** ********

E-mail: *******************

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Amy E. Risseeuw

Telephone: (919) 781-4000

E-mail: arisseeuw@wyrick.com

If to the Buyer, or the Company following the Closing, to:

c/o Cindy Madole

Deputy General Counsel

Stewart Information Services Corporation

1360 Post Oak Blvd., Suite 100

MC#14-1

Houston, TX 77056

with a copy, which shall not constitute notice, to:

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, TX 77002

Attention: Christopher L. Martin

Email: cmartin@lockelord.com

12.4          Waivers. Subject to the limitations contained in this Agreement, the failure of a party to require performance of any provision hereof will not affect its right at a later time to enforce the same. No waiver by a party of any term, covenant, representation or warranty contained herein will be effective unless in writing, provided that the Shareholder Representative may waive any provision of this Agreement on behalf of all of the Shareholders. No such waiver in any one instance will be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

12.5          Counterparts; Execution. This Agreement may be executed, including by way of electronic signature (pdf format included) in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

12.6          Assignment. The rights and obligations of a party under this Agreement shall not be assignable by such party without the written consent of the other parties and any purported assignment without such consent shall be void and of no effect; provided, however, that the Buyer shall be permitted to assign its rights hereunder to (a) lenders providing financing for the transactions contemplated by this Agreement for collateral security purposes and (b) to any buyer of all or substantially all of its assets (provided that such buyer has agreed in writing to assume all of the Buyer’s obligations hereunder) or to any of the Buyer’s Affiliates; provided, further, that, in each case, no such assignment shall relieve the Buyer of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.7          No Third Party Beneficiaries. Except as set forth in Section 6.5, this Agreement is solely for the benefit of the parties hereto and those Persons specifically described herein, and, except as aforesaid, no provision of this Agreement will be deemed to confer any remedy, claim or right upon any third party. Without limiting the generality of the foregoing, the parties expressly confirm their agreement that, in addition to the Shareholders and the Buyer, the other Seller Indemnified Parties and Buyer Indemnified Parties, as the case may be, will also enjoy the benefits of indemnities made herein which are expressly stated to be in their favor. In this regard, the parties agree that such Persons will have the right to enforce those provisions directly against the applicable Indemnifying Person(s).

12.8          Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its rules of conflict of laws.

12.9          Consent to Jurisdiction. EACH PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN WILMINGTON, DELAWARE WILL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PARTIES PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, EACH PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 12.3 OF THIS AGREEMENT AND THAT SERVICE SO MADE WILL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR FIVE (5) BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.

12.10        Exhibit A. Exhibit A to this Agreement sets forth the name and address of each of the Shareholders as well as the Pro Rata Share attributable to each such Person for indemnification and post-Closing distribution purposes hereunder. At least three (3) Business Days prior to the anticipated Closing Date, the Company will provide the Buyer with an updated draft of Exhibit A, reflecting any changes to such details that may occur between the Agreement Date and the Closing Date; provided, however, and for the avoidance of doubt, the identity of the Shareholders listed on Exhibit A and the respective percentage share amounts as of the Agreement Date shall not change, without Buyer’s consent.

12.11       Complete Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the complete agreement of the parties with respect to the subject matter hereof and thereof and supersede all prior discussions, negotiations and understandings.

12.12       Public Announcements. The Buyer agrees to reasonably consult with the Shareholder Representative concerning any press release or other public announcement with respect to the transactions subject to this Agreement. From and after the Agreement Date until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, the Company shall not, and shall cause its representatives and Affiliates not to, issue or cause publication of any press release or other announcement or public communication whatsoever with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer, except as may be required by applicable Law. Following the Closing, neither the Shareholder Representative nor any Shareholder shall, and shall cause its representatives and Affiliates not to, issue or cause publication of any press release or other announcement or public communication whatsoever with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer, except as may be required by applicable Law. If any such press release or publication or announcement is required by applicable Law, the Shareholder Representative shall provide the Buyer with an opportunity to review the intended communication and consider in good faith any modifications that are requested by the Buyer.

12.13       Waiver of Jury Trial.

NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY WILL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 12.13 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS WILL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 12.13 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12.14       Specific Performance. The parties acknowledge and agree that the other parties would be irreparably harmed if any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) are not performed in accordance with their specific terms and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Accordingly, the parties will be entitled to enforce any provision of this Agreement by a decree of specific performance, to temporary, preliminary and permanent injunctive relief or to other equitable relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief permitted by this Agreement on the basis that (x) the other party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

12.15       Shareholder Representative.

(a)               Each Shareholder hereby constitutes and appoints Sean Buckner as its agent and true and lawful attorney-in-fact (the “Shareholder Representative”), with full power and authority in the name of and for and on behalf of such Shareholder, to serve as the Shareholder Representative under this Agreement and the other Transaction Documents, and to exercise the power and authority to act on behalf of, and in the name of, such Shareholder with respect to all matters relating to this Agreement or such other agreements, and the transactions contemplated hereunder or thereunder (including the execution and delivery of the Escrow Agreement on behalf of the Shareholders). Without limiting the generality of the foregoing, the Shareholder Representative is hereby granted the power and authority by each Shareholder to negotiate and enter into amendments to this Agreement and the other agreements contemplated hereby for himself and on behalf of the Shareholder, to act on each Shareholder’s behalf in any dispute, litigation or arbitration involving this Agreement, the other Transaction Documents or such other agreements or any document delivered to the Shareholder Representative in such capacity pursuant hereto or thereto, to entering into any documents required or permitted and contesting and settling any and all claims for indemnification under Article 10, to authorize the release of the Shareholder Representative Fund Amount or otherwise control the Shareholder Representative Fund Amount and to do or refrain from doing all such further acts and things, and execute all such documents, as the Shareholder Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby.

(b)          All decisions, acts, consents or instructions by the Shareholder Representative hereunder shall constitute a decision of the Shareholders and shall be final, binding and conclusive upon the Shareholders, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Shareholder Representative shall not be liable for any act done or omitted hereunder in connection with the acceptance, performance, or administration of his duties hereunder, except with respect to his own actual fraud or bad faith, and for this purpose any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of the absence of fraud and bad faith. The Shareholders shall jointly and severally indemnify the Shareholder Representative and hold him harmless against any loss, liability, or expense incurred by him (other than as a direct result of his own actual fraud or bad faith) on his part arising out of or in connection with the acceptance, performance, or administration of his duties hereunder. The Buyer Indemnified Parties may rely, without further inquiry, upon the authority of the Shareholder Representative hereunder and upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Shareholders for any and all purposes under this Agreement.

(c)            At the Closing, the Buyer will deliver the Shareholder Representative Fund Amount to a bank account designated by the Shareholder Representative, which will be controlled by the Shareholder Representative and used solely to pay the costs and expenses, if any, incurred by the Shareholder Representative in defending or resolving any claims for indemnification by the Buyer Indemnified Parties, and any other costs or expenses incurred by the Shareholder Representative in the performance of his obligations as the Shareholder Representative hereunder.

12.16       Provision Respecting Legal Representation.

(a)            In connection with this Agreement and the transactions contemplated hereby, Wyrick Robbins Yates & Ponton LLP (“WRYP”) has acted as counsel for the Company as well as the Shareholders (collectively, the “Special Engagement”) and in connection therewith, the parties hereto other than the Buyer confirm that WRYP has not acted as counsel for any individual Shareholder or any other Person in connection with the transactions contemplated by this Agreement.

(b)            At the request of the other parties hereto after consultation with WRYP, the Buyer, on behalf of itself and its Affiliates (which will include the Company and its Affiliates from and after the Closing), expressly agrees that: (i) in all matters relating to the Special Engagement, for all purposes, only the Shareholders and the Company will be considered clients of WRYP; (ii) all communications between any of the Shareholders, the Company or their agents on the one hand, and WRYP, on the other hand (which will include communications with agents and other parties with whom the attorney-client privilege is lawfully extended), in the course of or in connection with the Special Engagement, will for all purposes be deemed to be privileged attorney-client communications (unless and until and to the extent any such privilege is effectively waived as provided under applicable Law) that belong solely to the Shareholders and not to the Company, any of its Affiliates (which include, from and after the Closing, the Buyer and its Affiliates) or any other Person; (iii) all work-product and other material produced by WRYP in the course of or in connection with the Special Engagement will be deemed to be attorney-client work-product (if and to the extent meeting the standards for constituting work-product under applicable Law) belonging solely to the Shareholders, and not to the Company, any of its Affiliates or any other Person; and (iv) none of the Buyer or any of its Affiliates has, will have or will otherwise be entitled to have any right, title or authority in or to, nor any interest in, or privilege or right to access any such communications, work-product, files or other materials of WRYP relating to the Special Engagement, whether or not the Closing has occurred, except as may be expressly granted by the Shareholders to the Buyer or any of its Affiliates. Without limiting the generality of the foregoing, upon and at all times after the Closing, to the maximum extent of the Law: (A) the Shareholders will be the sole holders of the attorney-client privilege with respect to the Special Engagement, and none of the Buyer or any of its Affiliates (which will include the Company and its Affiliates from and after the Closing), nor any of their respective Affiliates, will be a holder thereof; (B) to the extent that files or work-product of WRYP in connection with the Special Engagement constitute client property, only the Shareholders will hold all such property rights, and no other Person will have any right, title or interest therein or thereto; and (C) WRYP will have no duty whatsoever to reveal or disclose any such attorney-client communications, work-product or files to the Buyer or any of its Affiliates or any of their respective Affiliates, except as required by Law; provided, however, that this is subject to the above-referenced exceptions if the Buyer is voluntarily provided with any such material by any other party or to the extent any such privilege is effectively waived as provided under applicable Law.

(c)            The Buyer, on behalf of itself and its Affiliates, acknowledges the community of interest between the Company and the Shareholders prior to Closing in view of the fact that the Shareholders hold all of Company’s equity interests prior to Closing. Accordingly, the Buyer, on behalf of itself and its Affiliates, agrees that the principles that apply to the Special Engagement regarding attorney-client communications, attorney-client privilege, client files, attorney work-product and disclosures will also apply to the engagement of any other attorneys or service professionals directly related to the Special Engagement, including, without limitation, other attorneys, investment bankers and accountants (the “Advisers”). In addition, any original or copies of electronic or written communications between the Shareholders and/or the Company on the one hand and WRYP or any other Adviser on the other hand, or among WRYP and any other Adviser, in connection with the Special Engagement will be the sole property of the Shareholders and such electronic or written communications will be destroyed, erased or otherwise withheld from possession, use or review by the Buyer or its Affiliates, including the Company and its Subsidiaries from and after the Closing.

(d)            If the Shareholders so desire, and without the need for any consent or waiver by the Buyer or any of its Affiliates, either WRYP or any other Adviser will be permitted to represent the Shareholders after the Closing in connection with any matter, including, without limitation, anything related to this Agreement and the transactions contemplated hereby or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, WRYP and each Adviser retains the right to represent the Shareholders and any of their agents or Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (“dispute” includes litigation, arbitration or other adversary proceeding) with the Buyer or any of its Affiliates, or any of their agents under or relating to this Agreement and any transaction contemplated hereby, and any related matter, such as claims for indemnification pursuant to Article 10 and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement, whether or not such matter is substantially related to the Special Engagement.

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed and delivered on the date first set forth above.

COMPANY:

INFORMATIVE RESEARCH

By:	/s/ Sean Buckner
Name:	Sean Buckner
Title:	CEO

[Signature Page to Stock Purchase Agreement]

SHAREHOLDERS:

/s/ Joanne Ahmadi
Joanne Ahmadi

/s/ Karen Lorenz
Karen Lorenz

/s/ Randy Buckner
Randy Buckner

/s/ Sean Buckner
Sean Buckner

WaterStone Support Foundation, Inc.

By:	/s/ Christopher A. Start
Christopher A. Start, Treasurer

The Joanne P. Ahmadi Charitable Trust
By WaterStone Support Foundation, Inc., Trustee

/s/ Christopher A. Start
Christopher A. Start, Treasurer

The Karen Lorenz Charitable Trust
By WaterStone Support Foundation, Inc., Trustee

/s/ Christopher A. Start
Christopher A. Start, Treasurer

[Signature Page to Stock Purchase Agreement]

SHAREHOLDER REPRESENTATIVE:

/s/ Sean Buckner
Sean Buckner

[Signature Page to Stock Purchase Agreement]

BUYER:

Stewart Information Services Corporation

By:	/s/ David Hisey
Name:	David Hisey
Title:	Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

ANNEX A

Defined Terms

Capitalized terms used in the Agreement to which this Annex A is attached will have the following respective meanings, and all references to Sections, Schedules or Annexes in the following definitions will refer to Sections, Schedules or Annexes of or to such Agreement:

“2020 Financial Statements” has the meaning set forth in Section 3.5(a).

“280G Vote” has the meaning set forth in Section 6.18(b).

“401(k) Plan” has the meaning set forth in Section 6.6(d).

“Accountant” means Deloitte (U.S.).

“Accounting Principles” means GAAP, applied using the accounting principles, methods and practices utilized in preparing the Financial Statements, applied on a consistent basis.

“Acquisition Proposal” means any offer or proposal concerning any (a) merger, consolidation, business combination or similar transaction involving the Company or its Subsidiaries, (b) liquidation, dissolution or recapitalization involving the Company or its Subsidiaries, (c) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or its Subsidiaries representing a material portion of the consolidated assets of the Company and its Subsidiaries, (d) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing a material portion of the securities of the Company or its Subsidiaries, (e) transaction in which any Person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of a material portion of the outstanding voting equity interests of the Company or its Subsidiaries or (f) any combination of the foregoing (other than the transactions contemplated hereby).

“Advisers” has the meaning set forth in Section 12.16(c).

“Affiliate” means, with respect to any specified Person, (a) a partner, manager, director, officer or equity holder of such Person, (b) a spouse, parent, sibling or lineal descendant of such Person (if a natural person), or a spouse, parent, sibling or descendant of any partner, manager, director, officer or equity holder of such Person (if an entity), and (c) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person directly or indirectly, whether through ownership of voting securities, by Contract or otherwise, including the ability to elect the members of the board of directors or other governing body of such Person; and the terms “controlling” and “controlled” having meanings correlative to the foregoing.

“Agreed Tax Treatment” has the meaning set forth in Section 11.1(e).

“Agreement” has the meaning set forth in the preamble.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the Hart-Scott-Rodino Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, anti-competition or restraint of trade.

“Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“Benefit Plans” means each pension, retirement, profit-sharing, deferred compensation, stock option, equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control, or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice or arrangement providing compensation or other benefits of the Company or its Subsidiaries.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York or the City of Houston, Texas generally are closed for business.

“Business Intellectual Property” means Intellectual Property and Intellectual Property Rights used by the Company and/or any of its Subsidiaries in the operating of the Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Employee Benefit Arrangement” has the meaning set forth in Section 6.6(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2.

“Buyer’s Knowledge” means, as to a particular fact or other matter, the actual knowledge of the following individuals: Frederick H. Eppinger, Chief Executive Officer, and David Hisey, Chief Financial Officer, after reasonable investigation by such individuals with those employees of the Buyer having oversight of the subject areas addressed by the subject Buyer representation and warranty of this Agreement.

“CAA” means the Consolidated Appropriations Act, 2021, as amended.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended from time to time, and the regulations promulgated thereunder.

“Cash” means all cash and cash equivalents of the Company and its Subsidiaries as of 11:59 p.m., Central time, on the Closing Date, as computed in accordance with the Accounting Principles, other than restricted cash. For the avoidance of doubt, Cash will be calculated net of issued but uncleared checks and drafts and inclusive of deposits in transit, provided Cash shall specifically exclude any prepaid deposits of or by the Company.

“Cash Notice of Disagreement” has the meaning set forth in Section 2.10(c).

“Cash Return Amount” has the meaning set forth in Section 2.10(a).

“Cash Statement” has the meaning set forth in Section 2.10(a).

“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name and certificates of designation, if any), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, partnership, operating agreement, limited liability company, joint venture or shareholders’ agreement or equivalent documents, in each case, as amended.

“Closing” has the meaning set forth in Section 2.4.

“Closing Consideration” has the meaning set forth in Section 2.3(e).

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of 11:59 p.m., Central time, on the Closing Date, excluding all Indebtedness owing with respect to the PPP Loan and all Company Transaction Expenses.

“Company’s Knowledge” means, as to a particular fact or other matter, the actual knowledge of the following individuals: Sean Buckner, Festus Ademorijimi, and Scott Horn after reasonable investigation by such individuals with those employees of the Company having oversight of the subject areas addressed by the representations and warranties set forth in Article 3 of this Agreement.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, exclusively or jointly, by the Company or any of its Subsidiaries.

“Company Transaction Expenses” means (a) the aggregate amount of all costs, expenses and fees incurred by or on behalf of the Company and the Subsidiaries in connection with the preparation and negotiation of this Agreement and the other documents contemplated by this Agreement, whether or not invoiced or billed prior to the Closing, including all (i) brokers’ or finders’ fees and (ii) fees and expenses of counsel, investment bankers, accountants and other advisers, (b) all bonuses, retention, severance, change of control or similar transaction-related bonuses or payments, including any phantom equity or other similar equity-based bonuses or payments, in each case that are created, accelerated, accrue or become payable by the Company as a result of the Closing or the transactions contemplated by this Agreement, together with the employer portion of any employment, payroll, or similar Taxes required to be paid by the Company in connection with any of the foregoing, (c) fifty percent (50%) of the R&W Premium, (d) fifty percent (50%) of the filing fee under the Hart-Scott-Rodino Act, (e) fifty percent (50%) of the fees and expenses paid by the Buyer to the Escrow Agent pursuant to the Escrow Agreement, and (f) fifty percent (50%) of the costs of the Tail Coverage.

“Computer Database” means all types of collections of electronic records and data that can be accessed by a computer.

“Computer Software” means all types of computer software programs including operating systems, application programs, software tools, firmware and software embedded in equipment, including object code, executable code and source code versions thereof and all written or electronic materials that explain the structure or use of software or that were used in the development of software, including logic diagrams, flow charts, code notes, procedural diagrams, error reports, manuals and training materials.

“Confidentiality Agreement” has the meaning set forth in Section 6.3.

“Continuing Employee” has the meaning set forth in Section 6.6(a).

“Contract” means any written or oral contract, agreement or instrument, including, without limitation, supply contracts, purchase orders, understandings, arrangements, undertakings, commitments or obligations, or leases of personal or real property, and all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Copyright” means all works of authorship, regardless of the medium of fixation or means of expression, and all associated registrations and applications for registration, under the copyright Laws of the United States or any other foreign country, for the full term and all renewals, extensions and restorations thereof.

“COVID Related Deferrals” means any Tax liabilities for or allocable to any period, including any Taxable Period (or portion thereof) ending on or prior to the Closing Date, the payment of which is deferred, on or prior to the Closing Date, to a period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act, CAA or any other Law or executive Order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19.

“COVID-19” means the 2019 novel coronavirus disease, COVID-19 virus (SARS_COV-2 and related strains and sequences) or mutation or antigenic shift thereof or any pandemic or public health emergency resulting therefrom.

“COVID-19 Law” means the CARES Act, the Families First Coronavirus Response Act of 2020, the Consolidated Appropriations Act of 2021, or any other applicable Law intended to address the consequences of COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Action, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Data Policies” has the meaning set forth in Section 3.18(a).

“Deduction(s)” has the meaning set forth in Section 11.6.

“Deferred Compensation Plan” has the meaning set forth in Section 6.6(d).

“Disclosure Schedules” has the meaning set forth in Article 3.

“Disqualified Individual” has the meaning set forth in Section 6.18(a).

“Employees” has the meaning set forth in Section 3.15(b).

“Environmental Laws” means any and all federal, state and local statutes, regulations, ordinances, codes and rules, as amended, relating to the discharge or removal of air pollutants, water pollutants or process waste water or hazardous or toxic substances including, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, each as amended, regulations of the Environmental Protection Agency, and regulations of any state department of natural resources or state environmental protection agency, in each case as currently in effect.

“Environmental Matter” means the violation of any Environmental Law or any Environmental Permit.

“Environmental Permit” means any permit issued, granted or required under Environmental Laws.

“Environmental Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Substances into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” has the meaning set forth in Section 2.3(c).

“Estimated Closing Statement” has the meaning set forth in Section 2.6.

“Estimated Company Indebtedness” has the meaning set forth in Section 2.6.

“Excess Parachute Payment” has the meaning set forth in Section 3.12(i).

“Extended Representations” has the meaning set forth in Section 10.1.

“FCPA” has the meaning set forth in Section 3.24.

“FCRA” is defined in Section 3.17.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fraud” means actual, knowing and intentional common law fraud (and not constructive or equitable fraud, negligent misrepresentation or omission, or fraud based on recklessness) with respect to the making of representations and warranties herein by a party to this Agreement with a specific intent that the other party to this Agreement rely on the misrepresentation of fact that is the subject of such fraud, coupled with such other party’s detrimental reliance on such fact under circumstances that constitute common law fraud under applicable Law.

“Fully Diluted Shares” means the aggregate number of shares of common stock of the Company outstanding.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Governmental Authority” means any United States or foreign, federal, state or local entity, government and/or any political subdivision or other executive, legislative, administrative, judicial or other governmental department, commission, court, board, bureau, agency or instrumentality.

“Harmful Code” means any mechanism, device or computer code designed or intended to have, or intended to be capable of performing, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such mechanism, device or computer code is stored or installed; or (b) collecting, damaging or destroying any information, data or file, in each case, without the user’s consent.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hazardous Substance” means, collectively, any (a) petroleum or petroleum products, or derivative or fraction thereof, and/or (b) any chemical, material, substance or waste, which is now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “restricted hazardous wastes,” “contaminants,” or “pollutants”, in each case as regulated under Environmental Laws, including materials that are deemed hazardous pursuant to any Environmental Laws due to their characteristics of ignitability, corrosivity or reactivity characteristics.

“Indebtedness” of any Person means, whether or not contingent and without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that Indebtedness shall specifically exclude the PPP Loan and Company Transaction Expenses.

“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article 10.

“Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article 10.

“Indemnity Escrow Account” has the meaning set forth in Section 2.3(c).

“Indemnity Escrow Amount” means an amount equal to $960,000.

“Intellectual Property” means, collectively, any and all of the following existing in any jurisdiction throughout the world on the date hereof: (a) Patents, (b) Copyrights, (c) Trade Secrets and legal rights therein and other confidential information and know-how, (d) Marks and all good will associated therewith (e) domain name registrations and social media accounts.

“Intellectual Property Rights” means proprietary rights, moral rights, and other rights in Intellectual Property, including, all rights of integrity and attribution, remedies against infringement or misappropriation thereof, and rights to the protection of any interests therein under any applicable Law.

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 3.9(h).

“Key Contracts” has the meaning set forth in Section 6.15.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).

“Law” means any applicable foreign or domestic law, statute, regulation, ordinance, rule, common law, Order, decree or governmental requirement enacted, promulgated, entered into or imposed by any Governmental Authority, including any Antitrust Laws, in each case, as enacted and in effect on or prior to the Closing Date.

“Lease” has the meaning set forth in Section 3.8.

“Leased Real Property” has the meaning set forth in Section 3.8(b).

“Licensed Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights (excluding any Company Owned Intellectual Property) used, held for use or practiced by the Company.

“Licensed Database” means any Computer Database owned by another Person and licensed to or otherwise used by the Company in the Business.

“Licensed Software” means any Computer Software owned by another Person and licensed to or otherwise used by the Company in the Business.

“Lien” means any lien, security interest, pledge, charge, claim, mortgage, deed of trust, option, lease, restriction, condition, warranty, right of first refusal, easement, right of way, covenant, servitude, or other encumbrance of any kind or nature.

“Loss” or “Losses” means all claims, suits, actions, damages, losses, obligations, liabilities, penalties, awards, interest, assessments, settlements, judgments, costs and expenses, including court costs and reasonable attorneys’ fees and disbursements and costs of litigation, incurred or suffered by any Indemnified Person, but, except in the case of Fraud, excluding (a) punitive, special, indirect, and exemplary damages and (b) consequential damages that were not reasonably foreseeable, except to the extent that such damages in the case of either clause (a) or (b) are awarded in a third party claim.

“Marks” means statutory and common law trademarks, trade dress, service marks, logos, trade names, business names, and other Names, and the goodwill associated therewith, now existing or hereafter adopted or acquired, and all registrations and applications to register the same, under the Laws of the United States or any other foreign country, for the full term and all renewals thereof.

“Material Adverse Effect” means any change, event, development or circumstance that (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, liabilities, operations, or financial condition of the Company and its Subsidiaries, taken as a whole or (b) materially and adversely affects the ability of the Company or the Shareholders to perform their obligations hereunder or to consummate the transactions contemplated hereby; except that a Material Adverse Effect will not include changes, events or circumstances resulting from (i) changes to the U.S. economy, the global economy, financial markets or the industry or markets in which the Company and its Subsidiaries operate, (ii) any potential or actual government shutdown, (iii) any breakup of a political or economic union, (iv) the announcement or pendency of the transactions contemplated herein or the identity of or any characteristic of or fact related to the Buyer (including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors), (v) any hurricane, earthquake, flood or other natural disaster, or any acts of terrorism, cyberterrorism, sabotage, military action, armed hostilities, war (whether or not declared), epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any escalation or worsening thereof, whether or not occurring or commenced before or after the Agreement Date, (vi) changes in Law or GAAP, (vii) changes in interest rates, currency exchange rates or commodities prices, (viii) any failure of the Company or any Subsidiary to meet any internal or external projections, forecasts or revenue predictions; (ix) any action taken (or any omission to act) by any party to this Agreement outside the Ordinary Course of Business that is required to be taken pursuant to the terms of this Agreement, or (x) any action taken (or any omission to act) by the Buyer or any of its Affiliates.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Name” means any word, mark, name, design or symbol used by a Person to identify its business or the source of its goods or services.

“Off-the-Shelf Software” means commercially available off-the-shelf Computer Software licensed solely in executable or object-code form on a nonexclusive basis, that has not been modified or customized for Company or its Subsidiaries and has an annual aggregate cost of less than $10,000, including database and related applications available without charge (e.g. Wikipedia, Facebook, LinkedIn, etc.).

“Open Source Software” means Computer Software that is subject to or licensed, provided or distributed under any open source license (including any copyleft license), including any license that satisfies the definition of free software by the Free Software Foundation, satisfies the definition of open source software by the Open Source Initiative, or that is offered under similar types of Computer Software licenses.

“Order” means any judgment, order, injunction, decree, determination, award, ruling, stipulation, restriction, assessment or writ of any Governmental Authority and any ruling or award in any arbitration proceeding.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and its Subsidiaries.  An action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; or (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Owned Real Property” has the meaning set forth in Section 3.8(a).

“Paid Indebtedness” has the meaning set forth in Section 2.3(a).

“Parachute Payment” has the meaning set forth in Section 6.18(a).

“Parachute Payment Waiver” means, with respect to any Disqualified Individual, a written agreement waiving such Person’s right to receive any portion of that individual’s Parachute Payments that exceed an amount equal to three times such Disqualified Individual’s “base amount” (as defined in Section 280G(b)(3) and Treasury Regulations Sections 1.280G-1 Q/A-34 and Q/A-35, solely to the extent required to avoid the imposition of a Tax under Section 4999 of the Code by virtue of the operation of Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the holders of the Company Shares in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder.

“Patent” means any issued U.S. and foreign patents and pending patent applications (and all patents that issue therefrom), patent disclosures, and any and all divisions, continuations, continuations-in-part, continuing prosecution applications, reissues and reexaminations thereof, for the full term thereof, as well as all inventions disclosed in any of the foregoing.

“Per Share Amount” means (a) (i) with respect to Sean Buckner and Randy Buckner, an amount equal to the quotient of clause (i) of the definition of Closing Consideration, and (ii) with respect to all other Shareholders, an amount equal to the quotient of clause (ii) of the definition of Closing Consideration divided by (b) the Fully Diluted Shares.

“Permits” means all licenses, franchises, permits, certificates, authorizations, approvals, registrations, franchises, variances, exemptions, waivers and similar consents granted, issued or otherwise required to be obtained from, or submitted to, any Governmental Authority.

“Permitted Liens” means: (a) Liens in respect of liabilities shown or reflected in the balance sheets included in the Financial Statements, (b) Liens arising by operation of Law for Taxes or other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings or for which adequate reserves are maintained in the Financial Statements as of the Closing Date, (c) Liens arising by operation of Law, including Liens arising by virtue of the rights of customers, suppliers and subcontractors in the Ordinary Course of Business that are not yet delinquent, do not individually or in the aggregate materially detract from the value of such property or assets, or that are being contested in good faith and by appropriate proceedings and for which reserves have been established to the extent required by GAAP, (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, and (e) all applicable zoning, entitlement, conservation restrictions and other land use and environmental regulations affecting real property that would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on this operations of the Business.

“Person” means any individual, corporation, partnership, association, limited liability company, estate, trust or trustee on behalf of a trust, Governmental Authority or body or other entity or organization of whatever nature.

“Personal Information” means any information that is maintained by the Company in connection with the Business and that identifies or is reasonably capable of identifying a natural person, that is linked or reasonably linkable with an identified natural person, or that is otherwise considered personal information under applicable Laws.

“Personal Property” has the meaning set forth in Section 3.8(d).

“Post-Closing Tax Period” means any Tax Period or portion thereof beginning after the Closing Date, including the portion of any Straddle Period beginning on the day immediately after the Closing Date.

“PPP Allowable Uses” means allowable uses of proceeds of an SBA PPP Loan as described in Section 1102 of the CARES Act.

“PPP Lender” means Farmers and Merchants Bank of Long Beach, a CA Corp.

“PPP Loan” is defined in Section 3.28(a).

“Pre-Closing Tax” means any Tax for a Tax Period or portion thereof ending on or before the Closing Date, including the portion of any Straddle Period through the end of the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date.

“Privacy Laws” means any and all applicable Laws that govern the privacy, collection, access, storage, transfer, processing, use, disclosure or security (including breach notification obligations) of Personal Information, including but not limited to, if and to the extent applicable to the Company’s collection, access, storage, transfer, processing, use, or disclosure of Personal Information, the California Consumer Privacy Act (CCPA), the Safeguards Rule promulgated pursuant to the Gramm-Leach-Bliley Act of 1999, as amended, (GLBA), the Fair Credit Reporting Act (15 U.S.C. §1681) (FCRA), the Telephone Consumer Protection Act (TCPA), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM), the Privacy Rule (45 C.F.R. Part 164 Subpart E) and the Security Rule (45 C.F.R. Part 164 Subpart C) promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (as amended) (HIPAA) and the Health Information Technology for Economic and Clinical Health Act (HITECH), and New York General Business Law 899-aa.

“Pro Rata Share” means, with respect to each Shareholder, the proportional share of all Company common stock (on a fully diluted basis) owned by such Shareholder based upon its, his or her holdings of Company common stock immediately prior to the Closing, which such proportional shares are expressed as a percentage on Exhibit A, which is subject to Section 12.10.

“Proceeding” means any action, suit, claim, complaint, audit, investigation, inquiry, mediation, hearing, litigation proceeding or arbitration, whether or not by or before any Governmental Authority.

“Proprietary Database” means any Computer Database owned or purported to be owned by the Company or any of its Subsidiaries.

“Proprietary Software” means any Computer Software owned or purported to be owed by the Company or any of its Subsidiaries.

“Protected Information” has the meaning set forth in Section 6.11(a).

“Purchase Price” has the meaning set forth in Section 2.2.

“R&W Insurer” means the insurance carrier under the R&W Policy.

“R&W Policy” means a buyer-side representation and warranty insurance policy issued by the R&W Insurer to the Buyer on the Closing Date, naming the Buyer as an insured and providing coverage for certain Losses incurred by the Buyer with respect to this Agreement, subject to the terms and conditions set forth in the R&W Policy.

“R&W Premium” has the meaning set forth in Section 6.8.

“Registered Intellectual Property” means all United States and foreign (a) Patents, (b) registered Marks, applications to register Marks (excluding “dead” applications that have been abandoned), intent to use applications or other registrations or applications related to Marks, (c) registered Copyrights and applications for Copyright registration, and (d) domain names and URLs; including any other Intellectual Property that is subject to a grant, issuance, registration, or application by a Governmental Agency or authorized private registrar.

“Release Date” has the meaning set forth in Section 10.10(d).

“Required Cash Payment” has the meaning set forth in Section 2.10(a).

“Restricted Party” or “Restricted Parties” has the meaning set forth in Section 6.13(a).

“Restricted Period” has the meaning set forth in Section 6.13(b).

“Restricted Territories” means the United States of America.

“Restrictive Covenants” has the meaning set forth in Section 6.13(f).

“Retained Amount” has the meaning set forth in Section 10.10(d).

“SBA” means the United States Small Business Administration.

“SBA Act” means the Small Business Act (15 U.S.C. 636(a)), as amended.

“Securities Act” has the meaning set forth in Section 5.7.

“Seller Indemnified Parties” has the meaning set forth in Section 10.3.

“Shares” has the meaning set forth in the recitals.

“Special Engagement” has the meaning set forth in Section 12.15(a).

“Shareholder” and “Shareholders” has the meaning set forth in the preamble.

“Shareholder Representative” has the meaning set forth in Section 12.15(a).

“Shareholder Representative Fund Amount” means the amount of $100,000.

“Straddle Period” means any Tax Period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means any Person of which the Company (or other specified Person) owns directly, or indirectly through a Subsidiary, nominee arrangement or otherwise, at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

“Tail Coverage” has the meaning set forth in Section 6.16.

“Tax” or “Taxes” mean any and all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, capital stock, net proceeds, ad valorem, turnover, commercial activity, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance, employees’ income withholding, escheat, abandoned or unclaimed property, unemployment and Social Security taxes, duties, assessments and charges in the nature of a tax (including the recapture of any tax items such as investment tax credits) that are imposed by any Governmental Authority, including any interest, penalties or additions to tax related thereto imposed by any Governmental Authority.

“Tax Advantage” means the value of any Tax benefits that actually reduce the Taxes of such Indemnified Party arising from the incurrence or payment of any such Loss in a Tax Period ending on or before the end of the Tax year that the corresponding indemnification payment is required to be paid, treating any deduction attributable to such Loss as a marginal item (i.e., the last item of deduction to be applied only after exhaustion of all other available deductions, losses or credits) in respect of such Tax year.

“Tax Period” or “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any return, refund claim, declaration, or report of or with respect to Taxes required to be filed with any Governmental Authority or depository, including any schedules and attachments thereto and any amendments thereof.

“Testing Rights” has the meaning set forth in Section 6.17.

“Threshold Amount” has the meaning set forth in Section 10.4.

“Top Customers” has the meaning set forth in Section 3.21(a).

“Top Vendors” has the meaning set forth in Section 3.21(b).

“Trade Secrets” means any data or information of the Company that is not commonly known by or available to the public and which derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other Persons who can obtain economic value from its disclosure or use.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the R&W Policy and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Transfer Taxes” has the meaning set forth in Section 11.7.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(a).

“Voluntary Disclosure Proceedings” has the meaning set forth in Section 11.3(b).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Work-In-Process” means all service and work product inventory and order backlog of the Company or its Subsidiaries related to or serviced through their respective businesses.

“WRYP” has the meaning set forth in Section 12.16.